                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                        REPUBLIC ENGINEERED STEELS, INC.
                                       AT
                              $7.25 NET PER SHARE
                                       BY
                          RES ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF
                            RES HOLDING CORPORATION

    THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
                                   MIDNIGHT,
     NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 26, 1998 UNLESS THE OFFER IS
                                   EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE TIME THE OFFER WOULD OTHERWISE EXPIRE SUCH NUMBER OF SHARES OF COMMON STOCK (THE 'SHARES') OF REPUBLIC ENGINEERED STEELS, INC. (THE 'COMPANY') WHICH CONSTITUTES A MAJORITY OF THE VOTING POWER (DETERMINED ON A FULLY-DILUTED BASIS) ON THE DATE OF PURCHASE OF ALL THE SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER (WITHOUT GIVING EFFECT TO ANY VOTING RIGHTS OF THE SPECIAL PREFERRED STOCK OF THE COMPANY), (II) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN BY THE EMPLOYEE COMMON STOCK OWNERSHIP PLAN OF THE COMPANY (THE 'ESOP') PRIOR TO THE TIME THE OFFER WOULD OTHERWISE EXPIRE A NUMBER OF SHARES SUCH THAT, IMMEDIATELY FOLLOWING THE PURCHASE OF SHARES PURSUANT TO THE OFFER, THE ESOP WOULD HOLD LESS THAN 25% OF THE SHARES THEN OUTSTANDING (OR SUCH FEWER NUMBER OF SHARES AS IS NECESSARY TO ELIMINATE THE VOTING RIGHTS OF THE SPECIAL PREFERRED STOCK OF THE COMPANY AND CAUSE SUCH STOCK TO BE REDEEMABLE AT THE OPTION OF THE COMPANY), (III) THE EXPIRATION OR THE TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE PURCHASE OF SHARES IN THE OFFER AND THE MERGER (AS DEFINED HEREIN), PRIOR TO THE EXPIRATION OF THE OFFER, (IV) THE RATIFICATION BY THE MEMBERS OF THE UNITED STEELWORKERS OF AMERICA (THE 'USWA') OF THE SETTLEMENT AGREEMENT (INCLUDING THE NEW MASTER COLLECTIVE BARGAINING AGREEMENT ATTACHED AS AN EXHIBIT THERETO) (EACH AS DEFINED HEREIN) SUBMITTED FOR THEIR RATIFICATION BY THE USWA IN CONNECTION WITH THE OFFER AND (V) THE RECEIPT BY RES HOLDING CORPORATION OF THE FUNDS PURSUANT TO THE FINANCING COMMITMENTS ENTERED INTO IN CONNECTION WITH THE MERGER AGREEMENT (AS DEFINED HEREIN) IN ORDER TO PURCHASE THE SHARES PURSUANT TO THE OFFER AND THE MERGER AND TO PAY RELATED FEES AND EXPENSES. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION AND SECTIONS 1, 9 AND 15.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER.
                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary (as defined herein), and either deliver the certificates representing the tendered Shares and any other required documents to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

    A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to Donaldson, Lufkin & Jenrette Securities Corporation and Chase Securities Inc. (each, a 'Dealer Manager') or to Mackenzie Partners, Inc. (the 'Information Agent') at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or the Dealer Managers, or from brokers, dealers, commercial banks or trust companies.
                            ------------------------

                     THE DEALER MANAGERS FOR THE OFFER ARE:

DONALDSON, LUFKIN & JENRETTE                               CHASE SECURITIES INC.

                                 JULY 30, 1998

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
INTRODUCTION...............................................................................................     2
THE TENDER OFFER...........................................................................................     5
   1. Term of the Offer; Expiration Date...................................................................     5
   2. Acceptance for Payment and Payment for Shares........................................................     6
   3. Procedure for Tendering Shares.......................................................................     7
   4. Withdrawal Rights....................................................................................    10
   5. Certain Federal Income Tax Consequences..............................................................    10
   6. Price Range of Shares; No Cash Dividends.............................................................    11
   7. Certain Information Concerning the Company...........................................................    11
   8. Certain Information Concerning the Parent, the Purchaser, Blackstone, Veritas and the Veritas
      Coinvestor...........................................................................................    13
   9. Source and Amount of Funds...........................................................................    14
  10. Background of the Offer; Contacts with the Company...................................................    17
  11. The Merger Agreement.................................................................................    19
  12. Purpose of the Offer; the Merger; Plans for the Company..............................................    30
  13. Dividends and Distributions..........................................................................    34
  14. Effect of the Offer on the Market for the Shares, Nasdaq Stock Market Listing and Exchange Act
      Registration.........................................................................................    35
  15. Certain Conditions of the Offer......................................................................    36
  16. Certain Legal Matters and Regulatory Approvals.......................................................    37
  17. Fees and Expenses....................................................................................    39
  18. Miscellaneous........................................................................................    40

SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT, THE PURCHASER, BLACKSTONE CAYMAN AND THE VERITAS
           COINVESTOR AND MEMBERS OF BMA AND VERITAS CAP L.L.C.............................................   I-1

To: The Stockholders of
REPUBLIC ENGINEERED STEELS, INC.

                                  INTRODUCTION

     RES Acquisition Corporation, a Delaware corporation (the 'Purchaser') and a wholly owned subsidiary of RES Holding Corporation, a Delaware corporation (the 'Parent'), hereby offers to purchase all of the outstanding shares of Common Stock, par value $.01 per share (the 'Shares'), of Republic Engineered Steels, Inc., a Delaware corporation (the 'Company'), at a purchase price of $7.25 per Share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the 'Offer'). Parent has been organized by the Investors (as defined herein) in connection with the Offer and the Merger (each as defined herein). Purchaser has been organized at the direction of Parent in connection with the Offer and the Merger.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of Donaldson, Lufkin & Jenrette Securities Corporation and Chase Securities Inc., each of which is acting as a Dealer Manager for the Offer (each, in such capacity, a 'Dealer Manager'), ChaseMellon Shareholder Services, L.L.C., which is acting as the Depositary (in such capacity, the 'Depositary') and Mackenzie Partners, Inc., which is acting as the Information Agent (in such capacity, the 'Information Agent'), incurred in connection with the Offer. See Section 17.

     The Board of Directors of the Company (the 'Board of Directors') has approved the Merger Agreement (as defined herein) and the transactions contemplated thereby, including the Offer and the Merger, and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the holders of the Shares and recommends that the holders of the Shares accept the Offer and tender their Shares to the Purchaser.

     The Board of Directors has received the written opinion dated July 23, 1998 of Lazard Freres & Co. LLC ('Lazard'), investment banker to the Company, to the effect that, as of such date and based upon and subject to the assumptions and other matters stated therein, the $7.25 cash consideration to be received in the Offer and the Merger by holders of Shares was fair, from a financial point of view, to such holders. A copy of the opinion of Lazard is attached to the Company's Solicitation/Recommendation Statement on Form 14D-9 which is being distributed to the stockholders of the Company, and stockholders are urged to read the opinion carefully in its entirety for the assumptions made, matters considered and limitations on the review undertaken by Lazard.

     Approximately 53.5% of the outstanding Shares currently are held of record by the Employee Common Stock Ownership Plan of the Company (the 'ESOP'). In accordance with the requirements of the ESOP's governing documents, the Administrative Committee of the ESOP (the 'Administrative Committee') will seek instructions from ESOP participants (who consist predominantly of present and former employees of the Company) as to how to respond to the Offer. Each of the Administrative Committee and State Street Bank and Trust Company, the trustee of the ESOP Trust (the 'Trustee'), has advised the Company that, as of the date of the Merger Agreement, it had conducted such review of the terms of the Offer and the Merger as it deemed appropriate and had determined that, if the Offer were consummated on such date at the price and on the terms set forth in the Merger Agreement, subject to their satisfaction with the information set forth herein, the Administrative Committee would follow the proper directions of the ESOP participants, and the Trustee would follow the proper directions of the Administrative Committee, to tender Shares owned by the ESOP. The Trustee and the Administrative Committee have informed the Purchaser that they intend to mail separate materials to the ESOP participants with respect to the Offer.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE TIME THE OFFER WOULD OTHERWISE EXPIRE SUCH NUMBER OF SHARES WHICH CONSTITUTES A MAJORITY OF THE VOTING POWER (DETERMINED ON A FULLY-DILUTED BASIS) ON THE DATE OF PURCHASE OF ALL THE SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER (WITHOUT GIVING EFFECT TO ANY VOTING RIGHTS OF THE SPECIAL PREFERRED STOCK (THE 'SPECIAL PREFERRED STOCK'), PAR VALUE $.01 PER SHARE, OF THE COMPANY) (THE 'MINIMUM CONDITION'), (II) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN BY THE ESOP PRIOR TO THE TIME THE OFFER WOULD OTHERWISE EXPIRE A NUMBER OF SHARES

SUCH THAT, IMMEDIATELY FOLLOWING THE PURCHASE OF SHARES PURSUANT TO THE OFFER, THE ESOP WOULD HOLD LESS THAN 25% OF THE SHARES THEN OUTSTANDING (OR SUCH FEWER NUMBER OF SHARES AS IS NECESSARY TO ELIMINATE THE VOTING RIGHTS OF THE SPECIAL PREFERRED STOCK AND CAUSE SUCH STOCK TO BE REDEEMABLE AT THE OPTION OF THE COMPANY) (THE 'ESOP CONDITION'), (III) THE EXPIRATION OR THE TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE 'HSR ACT'), PRIOR TO THE EXPIRATION OF THE OFFER (THE 'HSR ACT CONDITION'), (IV) THE RATIFICATION BY THE MEMBERS OF THE UNITED STEELWORKERS OF AMERICA (THE 'USWA') OF THE SETTLEMENT AGREEMENT (INCLUDING THE NEW MASTER COLLECTIVE BARGAINING AGREEMENT ATTACHED AS AN EXHIBIT THERETO) (EACH AS DEFINED HEREIN) SUBMITTED FOR THEIR RATIFICATION BY THE USWA IN CONNECTION WITH THE OFFER (THE 'CBA RATIFICATION CONDITION') AND (V) THE RECEIPT BY RES HOLDING CORPORATION OF THE FUNDS PURSUANT TO THE FINANCING COMMITMENTS ENTERED INTO IN CONNECTION WITH THE MERGER AGREEMENT IN ORDER TO PURCHASE THE SHARES PURSUANT TO THE OFFER AND THE MERGER AND TO PAY RELATED FEES AND EXPENSES (THE 'FINANCING CONDITION'). SEE SECTIONS 1, 9 AND 15. IF THE PURCHASER PURCHASES AT LEAST THAT NUMBER OF SHARES NEEDED TO SATISFY BOTH THE MINIMUM CONDITION AND THE ESOP CONDITION IT WILL BE ABLE TO EFFECT THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER OF THE COMPANY. SEE SECTIONS 12.

     The Parent estimates that approximately $150 million of financing will be required in connection with the transactions pursuant to the Merger Agreement and, in addition, approximately $200 million principal amount of the Company's Mortgage Notes (as defined herein) are expected to be refinanced pursuant to the Debt Tender Offer (as defined herein) or a subsequent refinancing transaction. See Section 12. The Parent has received from a group of lenders, for which The Chase Manhattan Bank is acting as administrative agent, a commitment letter indicating their commitment to lend to the Parent up to $65 million in the aggregate to finance the Offer and the Merger. The remainder of the funds necessary to finance the Offer and the Merger will consist of approximately $95.5 million from the issuance and sale of common stock of the Parent ('Parent Common Stock') to Blackstone Capital Partners II Merchant Banking Fund, L.P., Blackstone Offshore Capital Partners II, L.P. and Blackstone Family Investment Partnership II, L.P. (together with their affiliates, 'Blackstone'), The Veritas Capital Fund, L.P. (together with its affiliates, 'Veritas') and HVR Holdings, LLC (the 'Veritas Coinvestor' and, together with Blackstone and Veritas, the 'Investors'). Any funds necessary to finance the Debt Tender Offer are expected to come from the Company's Existing Credit Agreement and/or New Bridge Facility (each as defined herein). Any other refinancing of the Mortgage Notes may be effected through a debt offering, commercial loans or other means. For more information concerning the financing of the Offer and the Merger and related transactions, see Section 9. For more information concerning the financing of the Debt Tender Offer, see Section 12.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 23, 1998 (the 'Merger Agreement'), by and among the Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law (the 'DGCL'), the Purchaser will be merged with and into the Company (the 'Merger'). Following the Merger, the Company will continue as the surviving corporation (the 'Surviving Corporation') and become a wholly owned subsidiary of the Parent, and the separate corporate existence of the Purchaser will cease. See Section 11.

     At the effective time of the Merger (the 'Effective Time'), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Company and any Shares owned by the Parent, the Purchaser or any other subsidiary of the Parent, which shall be cancelled, and other than Shares, if any (collectively, 'Dissenting Shares'), held by stockholders who have properly exercised appraisal rights under Section 262 of the DGCL) will, by virtue of the Merger and without any action on the part of the holders of the Shares be converted into the right to receive $7.25 in cash (the 'Merger Consideration'), payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share, less any required withholding taxes.

     The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of the Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

     Promptly following commencement of the Offer, it is expected that the USWA will seek ratification of the Settlement Agreement (including the new Master Collective Bargaining Agreement attached as an exhibit thereto) from the members (the 'Members') of the USWA employed at the Company and at Bar Technologies Inc. ('BarTech'), a Delaware corporation controlled by Blackstone and Veritas that is not presently affiliated with the Company. The affirmative vote of at least a majority of the Members voting thereon will be required for ratification, and such ratification is a condition to the Offer. The Settlement Agreement (including the new Master Collective Bargaining Agreement) and the CBA Ratification Condition are more fully described in Section 12.

     The Company has represented to the Parent and the Purchaser that as of July 23, 1998, there were 19,706,578 Shares issued and outstanding, 1,764,000 Shares reserved for issuance upon the exercise of outstanding stock options and one share of Special Preferred Stock outstanding. Based upon the foregoing, the Purchaser believes that approximately 10,735,290 Shares constitute a majority of the outstanding Shares on a fully-diluted basis.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

     1. TERM OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 4. The term 'Expiration Date' means 12:00 Midnight, New York City time, on Wednesday, August 26, 1998, unless and until the Purchaser, in its sole discretion in certain circumstances and as required by the Merger Agreement in other circumstances (but in all circumstances subject to the terms of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term 'Expiration Date' shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OF THE MINIMUM CONDITION, THE ESOP CONDITION, THE HSR ACT CONDITION, THE CBA RATIFICATION CONDITION, THE FINANCING CONDITION AND CERTAIN OTHER CONDITIONS. SEE SECTION 15, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT AND THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE 'COMMISSION'), THE PURCHASER RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO WAIVE ANY OR ALL CONDITIONS TO THE OFFER (OTHER THAN THE MINIMUM CONDITION AND THE ESOP CONDITION) AND TO MODIFY THE TERMS OF THE OFFER (SUBJECT TO THE TERMS OF THE MERGER AGREEMENT). SUBJECT TO THE TERMS OF THE MERGER AGREEMENT, INCLUDING THE PROVISIONS OF THE MERGER AGREEMENT SET FORTH BELOW, AND THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION, IF BY THE EXPIRATION DATE ANY OR ALL OF SUCH CONDITIONS TO THE OFFER HAVE NOT BEEN SATISFIED, THE PURCHASER RESERVES THE RIGHT (BUT SHALL NOT BE OBLIGATED) TO (I) TERMINATE THE OFFER AND RETURN ALL TENDERED SHARES TO TENDERING STOCKHOLDERS, (II) WAIVE SUCH UNSATISFIED CONDITIONS AND PURCHASE ALL SHARES VALIDLY TENDERED OR (III) EXTEND THE OFFER AND, SUBJECT TO THE TERMS OF THE OFFER (INCLUDING THE RIGHTS OF STOCKHOLDERS TO WITHDRAW THEIR SHARES), RETAIN THE SHARES WHICH HAVE BEEN TENDERED, UNTIL THE TERMINATION OF THE OFFER, AS EXTENDED.

     Subject to the applicable rules and regulations of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right at any time and from time to time, and regardless of whether or not any of the conditions to consummation of the Offer shall have occurred, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary (subject to the Company's right to terminate the Merger Agreement, as discussed in section 11) and (ii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

     The Merger Agreement provides that, in the event that all of the conditions to consummation of the Offer have occurred and at least 75% of the Company's outstanding Shares have been validly tendered and not withdrawn pursuant to the Offer, the Purchaser may, in its sole discretion, extend the period of time during which the Offer is open from time to time for up to 15 business days. The Merger Agreement further provides that, in the event that the Minimum Condition, the ESOP Condition, the HSR Act Condition, the CBA Ratification Condition, the Financing Condition and/or the condition relating to governmental intervention (as described more fully in Section 15) have not been satisfied (or waived by the Purchaser to the extent allowed pursuant to the Merger Agreement) as of the Offer's scheduled expiration date, the Purchaser will extend the Offer from time to time until the earliest of the consummation of the Offer or the termination of the Merger Agreement (unless it is manifestly apparent that such condition(s) will not be satisfied prior to the termination of the Merger Agreement or the Purchaser and the Company otherwise agree not to extend the Offer).

     The Merger Agreement further provides that, without the consent of the Company, the Purchaser may not make any changes in the terms or conditions of the Offer which decrease or change the form of the consideration payable in the Offer, decrease the number of Shares sought pursuant to the Offer, impose additional conditions to the Offer, modify the conditions to the Offer as set forth in the Merger Agreement in a manner adverse to the holders of the Shares, waive the Minimum Condition or the ESOP Condition or make any other change in the terms of the Offer adverse to the holders of the Shares. The Purchaser shall have no obligation to pay interest on the purchase price of tendered Shares. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section 15.

     Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made in accordance with Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), no later than 9:00 A M., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14(d)6(d), under the Exchange Act which require that material changes be promptly disseminated to holders of Shares), the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If the Purchaser makes a material change in the terms of the Offer or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer material and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a 'business day' means any day other than a Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date as soon as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 15, including without limitation the Minimum Condition, the ESOP Condition, the HSR Act Condition, the CBA Ratification Condition and the Financing Condition. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares pending receipt of any other regulatory approvals specified in Section 16. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act.

     For information with respect to approvals required to be obtained prior to the consummation of the Offer, including the HSR Act, see Section 16.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Certificates for such Shares ('Share Certificates') or timely confirmation (a 'Book-Entry Confirmation') of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the 'Book-Entry Transfer Facility') pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     The term 'Agent's Message' means a message transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer

Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. If, for any reason whatsoever, acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then without prejudice to the Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of the Purchaser and subject to Rule 14e-l(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in Section 4.

     If any tendered Shares are not accepted for payment for any reason or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURE FOR TENDERING SHARES.

     Valid Tenders. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date or (ii) the guaranteed delivery procedures described below must be complied with.

     Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Signatures on Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (each of the foregoing being referred to as an 'Eligible Institution'), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box labeled 'Special Payment Instructions' or the box labeled 'Special Delivery Instructions' on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not accepted for payment or not tendered are to be returned, to a person other than the registered holder, the Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name of the registered holder appears on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

     If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available, or such stockholder cannot deliver the Share Certificates and all other required documents to reach the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form made available by the Purchaser is received by the Depositary as provided below on or prior to the Expiration Date; and

          (iii) the Share Certificates (or a Book-Entry Confirmation), representing all tendered Shares in proper form for transfer, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three National Association of Securities Dealers Inc. ('NASD') Nasdaq Stock Market (the 'Nasdaq Stock Market') trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

     Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser and each of them as such stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date hereof). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares (and such other Shares and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may in the opinion of its counsel be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, the Parent, any of their affiliates or assigns, either Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Federal Income Tax Withholding and Substitute Form W-9. Under the 'backup withholding' provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the payor of such cash with such stockholder's correct taxpayer identification number ('TIN') on a substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ('IRS') may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders (including among others all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

     Other Requirements. The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering stockholder's representation and warranty that the stockholder is the holder of the Shares within the meaning of, and that the tender of the Shares complies with, Rule 14e-4 under the Exchange Act.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after September 28, 1998. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then without prejudice to the Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay in acceptance for payment will be accompanied by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Parent, any of their affiliates or assigns, either Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The summary of tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax treatment of each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States, stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire Shares. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the 'Code'), and may also be a taxable transaction under applicable state, local, foreign income or other tax laws. Generally, for Federal income tax purposes, a stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or the Merger. For Federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the stockholder, and a long-term capital gain or loss if the stockholder's holding period is more than one year as of the date the Purchaser accepts such Shares for payment pursuant to the Offer or the effective date of the Merger, as the case may be. There are limitations on the deductibility of capital losses.

     The Merger Agreement provides that the Parent and the Purchaser will be entitled to deduct and withhold from the consideration payable to any holder of Shares pursuant to the Offer or the Merger such amounts as are required by the Code or any other provisions of state, local or foreign tax law. See Section 11.

     6. PRICE RANGE OF SHARES; NO CASH DIVIDENDS. The Shares are listed and traded on the Nasdaq Stock Market under the symbol 'REPS'. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the Nasdaq Stock Market as reported in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (the '1997 Annual Report') with respect to periods occurring in the Company's fiscal year 1997 and as reported by Bloomberg Quotes/Historical Pricing thereafter. As of the 1997 Annual Report, the Company had not paid cash dividends on the Shares and did not anticipate the payment of dividends on the Shares in the near future.

                                                                           HIGH        LOW
                                                                         --------    --------
Fiscal Year Ended June 30, 1997:
  First Quarter.......................................................   $  4.875    $  2.500
  Second Quarter......................................................   $  4.625    $  1.375
  Third Quarter.......................................................   $  2.750    $  1.375
  Fourth Quarter......................................................   $  1.750    $  1.250
Fiscal Year Ended June 30, 1998:
  First Quarter.......................................................   $  2.375    $  1.250
  Second Quarter......................................................   $  2.250    $  1.375
  Third Quarter.......................................................   $  4.625    $  1.875
  Fourth Quarter......................................................   $  6.250    $  2.625

     On June 3, 1998, the last full trading day prior to the Company's public announcement that it had received an indication of interest in the possible acquisition of the Company, the closing sale price per Share reported on the Nasdaq Stock Market was $4.438. On July 23, 1998, the last full trading day prior to announcement of the Offer, the closing sale price per Share reported on the Nasdaq Stock Market was $4.500. On July 29, 1998, the last full trading day before commencement of the Offer, the closing sale price per Share reported on the Nasdaq Stock Market was $6.719. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. The summary information concerning the Company in this Section 7 and elsewhere in this Offer to Purchase is derived from the 1997 Annual Report, the Company's Annual Reports on Form 10-K for the fiscal years ended June 30, 1996 and June 30, 1995, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and other publicly available information. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information. Although neither the Parent nor the Purchaser has any knowledge that would indicate that any statements contained herein based upon such reports are untrue, the Parent and the Purchaser do not assume any responsibility for the accuracy or completeness of the information contained therein, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Parent and the Purchaser.

     General. The Company was formed in November 1989 to purchase substantially all of the assets of LTV Steel Company Inc.'s Bar Division. Until the initial public offering of 8,050,000 shares of Common Stock in April 1995, the Company had been virtually wholly-owned by its employees through the ESOP. The Company's principal executive offices are located at 410 Oberlin Road SW, Massillon, Ohio 44647. The telephone number of the Company at such offices is (330) 837-6000.

     The Company is a major producer of special bar quality ('SBQ') steel and specialty steel bars. SBQ steel bars are higher quality hot-rolled and cold-finished carbon and alloy steel bars, and specialty steels are stainless, tool and vacuum remelted steels.

     Financial Information. Set forth below are certain selected consolidated financial data for the Company's last three fiscal years and the nine month periods ended March 31, 1997 and March 31, 1998 which were derived from the 1997 Annual Report and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and March 31, 1998. More comprehensive financial information is included in the reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the Commission, and the following financial data is qualified in its entirety by reference to such reports and other documents including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission and the Nasdaq Stock Market in the manner set forth below.

                        REPUBLIC ENGINEERED STEELS, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
              (AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                      FISCAL YEAR                   NINE MONTHS
                                                                     ENDED JUNE 30,               ENDED MARCH 31,
                                                            --------------------------------    --------------------
                                                              1995        1996        1997        1997        1998
                                                            --------    --------    --------    --------    --------
INCOME STATEMENT DATA
Net sales................................................   $805,098    $746,174    $753,535    $554,705    $597,978
Cost of product sold.....................................    705,156     688,445     691,318     515,532     533,648
                                                            --------    --------    --------    --------    --------
Gross profit.............................................     99,942      57,729      62,217      39,173      64,330
Selling, general and administrative expenses.............     45,338      46,418      44,024      33,023      32,717
Special charges..........................................          0       3,890       2,105       2,763           0
Non-cash deferred compensation charges...................      2,070           0           0           0           0
Other postretirement benefits charges....................     14,610      13,821      16,940      12,957      11,173
Non-cash ESOP charges(1).................................     33,448      32,304      30,500      23,092      16,919
Interest expense net(2)..................................     12,499      17,424      26,308      19,844      19,417
Other charges (credits), net.............................       (811)       (562)       (772)       (657)       (313)
Income tax benefit.......................................     (2,405)    (22,136)    (22,569)    (20,740)     (3,117)
                                                            --------    --------    --------    --------    --------
Net loss.................................................     (4,807)    (33,430)    (34,319)    (31,109)    (12,466)
Preferred stock dividends paid...........................      6,402           0           0           0           0
                                                            --------    --------    --------    --------    --------
Net loss attributable to Common Stock....................   $(10,849)   $(33,430)   $(34,319)   $(31,109)   $(12,466)
                                                            --------    --------    --------    --------    --------
                                                            --------    --------    --------    --------    --------
EARNINGS PER SHARE
Net loss.................................................   $  (0.78)   $  (1.69)   $  (1.74)   $  (1.58)   $  (0.63)
Weighted average shares outstanding......................     13,995      19,756      19,707      19,707      19,707
BALANCE SHEET DATA (AT END OF PERIOD)
Cash, cash equivalents and short term investments........   $  4,609    $  2,074    $  6,412    $  3,329    $  8,436
Working Capital..........................................    142,264     137,737     135,331     138,478     149,016
Property, plant and equipment, net.......................    309,621     331,079     313,235     315,592     302,847
Total assets.............................................    610,791     639,410     632,368     642,768     642,573
Total debt...............................................    243,272     280,956     273,939     280,944     273,926
Preferred stock..........................................          2           2           2           2           2
Total stockholders' equity...............................     88,134      88,973      85,254      81,563      89,908

------------------
(1) Non-cash ESOP charges represent contributions historically made by the Company to the ESOP, which were immediately returned to the Company as repayment of notes in respect of the loans then owed by the ESOP to the Company. The final loan payment was made in the quarter ending March 31, 1998.
(2) Net of capitalized interest of $8,616, $8,491 and $0 for fiscal years 1995, 1996 and 1997, respectively.

     The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W.,

Washington, D.C. 20549. Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information.

     8. CERTAIN INFORMATION CONCERNING THE PARENT, THE PURCHASER, BLACKSTONE, VERITAS AND THE VERITAS COINVESTOR.

     The Parent. The Parent is a newly formed Delaware corporation organized at the direction of Blackstone and Veritas in connection with the Offer and the Merger. At the time of the Merger, it is anticipated that the Parent Common Stock will be owned approximately 73.33% by Blackstone, 24.04% by Veritas and 2.63% by the Veritas Coinvestor. Until the acceptance for payment of the Shares pursuant to the Offer, it is not anticipated that the Parent will have any significant assets or liabilities or engage in any activities other than those incidental to its formation, the Offer, the Merger and the transactions in connection therewith. The address of the Parent is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154.

     The Purchaser. The Purchaser is a newly formed Delaware corporation organized at the direction of the Parent in connection with the Offer and the Merger. The address of the Purchaser is the same as the address of the Parent.

     Blackstone. It is anticipated that Blackstone will invest in the Parent Common Stock through Blackstone Capital Partners II Merchant Banking Fund L.P. ('BCP'), Blackstone Offshore Capital Partners II L.P. ('BOCP') and Blackstone Family Investment Partnership II L.P. ('BFIP'). BCP and BFIP are Delaware limited partnerships formed in 1993 to invest in securities selected by their general partner. BOCP is a Cayman exempted limited partnership formed in 1993 to invest in securities selected by its investment general partner. Blackstone Management Associates II L.L.C. ('BMA'), a Delaware limited liability company, is the general partner of both BCP and BFIP and the investment general partner of BOCP. Blackstone Services (Cayman) LDC ('Blackstone Cayman'), a Cayman Islands limited duration company, is the administrative general partner of BOCP.

     The business of BMA consists of performing the functions of, and serving as, the investment general partner of BOCP and the general partner of BCP, BFIP and various other partnerships formed to invest in securities selected by BMA. The address of BMA is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154.

     The business of Blackstone Cayman consists of performing the functions of, and serving as, the administrative general partner of BOCP and various other partnerships formed to invest in securities selected by their investment general partner. The address of Blackstone Cayman is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154.

     The Company's major customers include American Axle & Manufacturing ('American Axle'), a company controlled by BCP. In fiscal 1997, the Company's sales to American Axle constituted approximately 9.5% of the Company's total net sales according to the Company's 1997 Annual Report.

     Veritas. It is anticipated that Veritas will invest in the common stock of the Parent through The Veritas Capital Fund, L.P. ('Veritas Cap L.P.'). Veritas Cap L.P. is a Delaware limited partnership formed in 1997 to invest in securities of entities selected by its general partner. The general partner of Veritas Cap L.P. is Veritas Capital Management, L.L.C. ('Veritas Cap L.L.C.'), a Delaware limited liability company.

     The business of Veritas Cap L.L.C. consists of performing the functions of, and serving as, the general partner of Veritas Cap L.P. The address of Veritas Cap L.L.C. is 660 Madison Avenue, New York, New York 10021.

     Veritas Coinvestor. It is anticipated that HVR Holdings, LLC (the 'Veritas Coinvestor') will invest in the common stock of the Parent. The Veritas Coinvestor is a limited liability company formed in 1998 to invest in the common stock of the Parent. The address of the Veritas Coinvestor is 824 Market Street, Suite 900, Wilmington, Delaware 19801.

     The name, citizenship, business address, present principal occupation or employment and five year employment history of directors and executive officers of the Parent, the Purchaser, Blackstone Cayman and the Veritas Coinvestor and members of BMA and Veritas Cap L.L.C. are set forth on Schedule I hereto.

     9. SOURCE AND AMOUNT OF FUNDS. The Purchaser estimates that it will require approximately $150 million to (i) purchase the Shares pursuant to the Offer and the Merger, (ii) pay certain fees and expenses to be incurred in connection with the completion of the Offer, Merger and the financing transactions in connection therewith and (iii) make certain cash payments to employees in accordance with the Merger Agreement. See Section 11. The Offer is conditioned upon, among other things, the Financing Condition, which includes the Equity Financing Condition and the Bank Financing Condition (each as defined herein). Of the funds required to finance the foregoing, approximately $95.5 million will be obtained by Parent from the sale by the Parent of Parent Common Stock to the Investors (the 'Equity Financing'), and the balance of the funds necessary to finance the foregoing will come from the proceeds of loans from the Lenders (as defined herein) in the aggregate amount of up to $65 million (the 'Bank Financing' and, collectively with the Equity Financing, the 'Financing'). Such amounts will be furnished by the Parent to the Purchaser in the form of capital contributions. In addition, the Parent estimates that up to $202 million of additional financing may be required by the Company following consummation of the Offer to refinance the Company's outstanding Mortgage Notes (as defined herein) pursuant to the Debt Tender Offer, and anticipates that such funds will come from the Company's Existing Credit Agreement (or a replacement facility) and/or the New Bridge Facility for which the Company has received a commitment letter in connection with the Offer and the Merger, followed by a refinancing of such indebtedness from the proceeds of the issuance of New High-Yield Securities (as defined herein) or other sources. See Section 12.

     Set forth below is a summary description of the Financing. Consummation of the Financing is subject to, among other things, the negotiation and execution of definitive financing agreements on terms satisfactory to the parties thereto. There can be no assurance that the terms set forth below will be contained in such agreements or that such agreements will not contain materially different provisions.

     Parent Common Stock Investment by Blackstone, Veritas and the Veritas Coinvestor. On July 22, 1998, each of Blackstone and Veritas delivered a commitment letter pursuant to which Blackstone and Veritas have each agreed to purchase shares of Parent Common Stock for a purchase price of approximately $70 million and $25.5 million, respectively, in connection with the Offer and the Merger (collectively, the 'Investors' Commitments'), subject to satisfaction of certain conditions including (i) the Minimum Condition, the ESOP Condition, the Bank Financing Condition and all other applicable conditions of the Offer set forth in the Merger Agreement, in each case without giving effect to any modification or waiver of the Merger Agreement or Bank Commitment Letter effected without the prior written consent of each of BCP and Veritas Cap L.P. The Parent's receipt of funds pursuant to the Investors' Commitments is a condition to consummation of the Offer (the 'Equity Financing Condition'). Pursuant to a side commitment letter between Veritas and the Veritas Coinvestor, the Veritas Coinvestor has agreed to purchase shares of Parent Common Stock directly from the Parent for a purchase price of approximately $2.5 million in lieu of that amount of Parent Common Stock being purchased by Veritas; however, the Parent is not a party to such side commitment with the Veritas Coinvestor and the Parent's receipt of funds pursuant to such side commitment is not a condition to consummation of the Offer, and Veritas remains obligated to the Parent in accordance with the terms and conditions of Veritas' Investor Commitment to purchase the entire approximately $25.5 million of Parent Common Stock described above in the event that the Veritas Coinvestor does not purchase its Parent Common Stock for any reason. Amounts contributed to the Parent by the Investors in connection with the consummation of the Offer and the Merger are hereinafter referred to as the 'Investors' Contributions.'

     In connection with such investments in Parent Common Stock, in the event a definitive agreement with respect to the BarTech Transaction (as defined herein) is executed within nine months following the consummation of the Offer, the Veritas Coinvestor has agreed to become a party to the BarTech Stockholders' Agreement (as defined herein) and such agreement will govern the Investors' investments in NuBar (as defined herein), and in the event such a definitive agreement with respect to the BarTech Transaction is not executed within such nine-month period, Blackstone, Veritas and the Veritas Coinvestor have agreed to enter into a stockholders' agreement relating to their respective ownership interests in the Parent on terms substantially similar to the BarTech Stockholders' Agreement; prior to the foregoing, the Investors' have agreed not to sell, transfer, pledge or otherwise dispose of or encumber their Parent Common Stock without the consent of Blackstone and Veritas. See Section 12.

     Bank Financing. The Parent has received a Commitment Letter, dated as of July 23, 1998 (the 'Bank Commitment Letter'), from The Chase Manhattan Bank ('Chase'), Chase Securities Inc. ('Chase Securities'), DLJ Capital Funding, Inc. ('DLJ Capital Funding') and DLJ Bridge Finance, Inc. ('DLJ Bridge Finance') pursuant to which Chase and DLJ Capital Funding have committed, subject to the conditions described below, to provide the Parent with 65% and 35%, respectively, of a term loan facility in connection with the Offer and the Merger (the 'Term Loan Facility') and Chase and DLJ Bridge Finance have committed, subject to the conditions described therein, to provide the Company with 65% and 35%, respectively, of the New Bridge Facility in connection with the Debt Tender Offer (for a description of the New Bridge Facility and the Debt Tender Offer, see Section 12). The Term Loan Facility consists of a $65 million term loan facility to the Parent to fund the purchase of Shares pursuant to the Offer (to the extent not funded by the Investors' Contributions), to fund the payment of the Merger Consideration (to the extent not funded by the Investors' Contributions), to pay certain fees and expenses associated with the transactions herein described and to pay interest on loans made under the Term Loan Facility. Chase's and DLJ Capital Funding's commitment to make loans under the Term Loan Facility terminates on December 15, 1998 if the Offer is not consummated by such time. Loans made thereunder will mature (the 'Final Maturity') on a date that is the earlier of nine months after the consummation of the Offer and twelve months after the date of the Bank Commitment Letter. Chase and DLJ Capital Funding reserve the right to syndicate or otherwise assign their commitments under the Term Loan Facility to additional lenders prior to or after consummation of the Offer (any additional lenders, collectively with Chase and DLJ Capital Funding, the 'Lenders'). The Parent's receipt of funds pursuant to the Bank Commitment Letter is a condition to consummation of the Offer (the 'Bank Financing Condition' and, collectively with the Equity Financing Condition, the 'Financing Condition').

     Borrowings under the Term Loan Facility may be made by the Parent at its option either in (a) a single drawing to be made upon consummation of the Offer (the 'Single Loan') or (b) two drawings, (I) the first drawing to be made upon consummation of the Offer (such drawing, the 'First Loan') in an amount equal to the product of (A) .68 and (B) the portion of the Investors' Contributions made upon or prior to the consummation of the Offer, which shall be in an amount not less than the product of (C) .595 and (D) the aggregate amount of funds required to (1) purchase Shares upon consummation of the Offer, (2) pay interest, fees and expenses payable pursuant to the Term Loan Facility in connection with the First Loan or the Single Loan and (3) pay any other fees and expenses to be incurred by the Parent or the Purchaser prior to the Merger, and (II) the second drawing (such drawing, the 'Second Loan') to be made concurrently with the Merger in an amount equal to (A) the sum of (1) the Merger Consideration, (2) all interest payable in connection with the Second Loan and (3) any other expenses to be incurred by Parent or the Purchaser prior to the Maturity Date (as defined herein) minus (B) that portion of the Investors' Contributions not yet made at the time of the Merger.

     The Lenders' obligation to make the Single Loan or the First Loan, as applicable, under the Term Loan Facility is subject to the following conditions:
(a) the satisfaction of the Minimum Condition, the ESOP Condition, the HSR Act Condition, the CBA Ratification Condition and the Equity Financing Condition, and the Parent shall have made common equity contributions to the Purchaser in an amount sufficient to enable the Purchaser to purchase the Shares in connection with the Offer, (b) the consummation of the Offer (without any waivers of conditions precedent not approved by the Administrative Agent that are materially adverse to the Lenders), (c)(i) each of the lenders under the Second Amended and Restated Revolving Credit Agreement (the 'Existing Credit Agreement') dated as of April 25, 1997, among the Company, BankBoston, N.A., as Agent, and the other lender parties thereto shall have agreed in writing to waive any default or event of default occurring or to occur under such agreement as a result of the Offer, the purchase of the Shares, the Merger or any of the other transactions related thereto and the Existing Credit Agreement shall have been amended to permit the incurrence by the Company of indebtedness under the Company's New Bridge Facility (as defined herein) (or any refinancing thereof), or (ii) the Existing Credit Agreement shall have been replaced with a new facility of at least equal capacity, (d) the Company and its subsidiaries shall have no preferred stock or indebtedness outstanding other than (i) loans under the Existing Credit Agreement, (ii) the Company's 9% Solid Waste Revenue Bonds, Series 1996, Due 2021 and the Company's 8 1/4% Solid Waste Revenue Bonds, Series 1994, Due 2014 (together the 'Waste Bonds'), (iii) the Company's 9 7/8% First Mortgage Notes due 2001 (the 'Mortgage Notes'), (iv) the Special Preferred Stock (provided that the ESOP Condition has been satisfied), and (v) certain other limited permitted indebtedness, (e) the Parent shall have no preferred stock and no indebtedness outstanding (other than indebtedness pursuant to the Term Loan Facility) and no common stock outstanding other than that owned by the Investors, (f) the Purchaser shall have no preferred stock and no indebtedness outstanding and no common stock outstanding other than that owned by the Parent, (g) after giving effect to the Merger, the Company shall have no common stock outstanding other than that owned by the Parent, (h) the Company shall have used commercially reasonable efforts to secure availability of at least $20 million under the Existing Credit Agreement to fund the Debt Tender Offer, and the Company shall have entered into the New Bridge Facility, (i) the Lenders shall have received such opinions of counsel to the various parties to the transactions referred to herein, closing certificates, corporate resolutions and similar documentation as to such matters as shall be reasonably satisfactory to the Lenders, (j) the representations and warranties of the Parent and the Purchaser set forth in the definitive documentation relating to the Term Loan Facility shall be true and correct immediately prior to, and after giving effect to, such funding, (k) the Lenders shall have received financial statements and other financial information from the Parent reasonably satisfactory to the Lenders, including a pro forma consolidated balance sheet of the Parent, giving effect to the Offer, the Merger, the Debt Tender Offer and the transactions contemplated in connection therewith, (l) the Merger Agreement and all related documentation shall be in a form approved by the Administrative Agent, (m) all accrued fees and expenses shall have been paid, (n) reasonably satisfactory insurance shall have been obtained, (o) appropriate filings shall have been made by all necessary parties under the HSR Act, and the applicable waiting periods shall have expired or been terminated,
(p) all material governmental consents and approvals and third-party consents and approvals necessary in connection with the Offer, the Merger, the Debt Tender Offer and the Term Loan Facility shall have been obtained and be final and shall remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority and there shall be no action, actual or threatened, that would have a reasonable likelihood of restraining, preventing or imposing materially burdensome conditions on the Offer, the Merger, the Debt Tender Offer and the Term Loan Facility or the consummation of the other transactions contemplated herein, and
(q) all applicable material laws and regulations shall have been complied with. The Lenders' obligation to make the Single Loan or the First Loan, as applicable, under the Term Loan Facility also is subject to the following additional conditions: (a) there not having occurred any material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, since June 30, 1997, (b) there not having occurred and being continuing any material disruption of, or material adverse change in, the financial, banking or capital markets conditions since the date of the Bank Commitment Letter and (c) satisfaction of Chase and DLJ Capital Funding that, prior to and during any syndication of the Term Loan Facility, there shall be no competing issues of debt securities or commercial bank or other credit facilities of the Parent, the Purchaser or the Company or any of their respective subsidiaries.

     The Lenders' obligation to make the Second Loan under the Term Loan Facility, if applicable, is subject to the following conditions: (a) the Investors shall have made the remainder of the Investors' Contributions, to the extent not made at the time of consummation of the Offer, (b) the consummation of the Merger, (c) there shall be none of the following defaults under the Term Loan Facility: (i) default in the payment of amounts due under the Term Loan Facility, (ii) any bankruptcy event in respect of the Parent, the Purchaser or any of their subsidiaries, (iii) any of the loan documentation related to the Term Loan Facility not being in all material respects and not being asserted by the Parent not to be a legal, valid and binding obligation or (iv) there not having been any change of control (as defined in the definitive documentation relating to the Term Loan Facility), (d) the Lenders not having accelerated loans outstanding under the Term Loan Facility, (e) there having been no payment default or payment event of default with respect to the Mortgage Notes, the Existing Credit Agreement or the New Bridge Facility (or any indebtedness refinancing the New Bridge Facility), (f) the Merger shall not be subject to any injunction or similar order and there shall be no proceeding pending seeking such an order and (g) the representations and warranties relating to corporate organization and corporate and governmental authorization contained in the definitive documentation relating to the Term Loan Facility shall be true and correct.

     The Term Loan Facility will be secured by a first priority security interest in all cash held by the Parent and all of the capital stock of the Company held by the Purchaser.

     Loans under the Term Loan Facility will bear interest at a rate per annum equal to, at the Parent's option, Adjusted LIBOR plus 4.0% or ABR plus 3.0% (each as defined in the Bank Commitment Letter). The Parent may elect interest periods of 1,2, 3 or 6 months for LIBOR borrowings and interest shall be payable at the end of every interest period and, in any event, at least every three months. The Lenders are entitled to receive commitment fees equal to .50% per annum on the unused amount of the Term Loan Facility payable quarterly in arrears, commencing on the date of the initial borrowing under the Term Loan Facility.

     Loans under the Term Loan Facility may be prepaid at any time, in whole or in part, at the Parent's option, in certain minimum amounts; provided that there are customary 'breakage' fees for prepaying Adjusted LIBOR rate portions of such loans.

     In connection with the Bank Commitment Letter, the Parent has agreed to (i) indemnify the Lenders and their affiliates against certain liabilities and expenses incurred in connection with the transactions contemplated by the Bank Commitment Letter and (ii) reimburse the Lenders for all reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Bank Commitment Letter.

     For a description of the New Bridge Facility and a discussion of plans to refinance the Term Loan Facility, see Section 12.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

     Since its establishment in 1993, BCP has made numerous equity investments in the industrial sector of the economy. In April 1996, BCP made its initial investment in the SBQ steel industry through the purchase of a controlling stake in BarTech. See Section 12. As part of its investigation of the SBQ steel industry and its involvement with BarTech, BCP became aware of the Company. In addition, representatives of Blackstone and BarTech have had, in the ordinary course of business and from time to time, contact with representatives of the Company. As a result of these contacts and because of BCP's view of consolidation opportunities in the steel industry, BCP identified the Company as a possible acquisition candidate.

     In the summer of 1996, following the acquisition of BarTech, David Stockman, a senior managing director of Blackstone, and Russell Maier, Chairman and Chief Executive Officer of the Company, met to discuss a possible joint venture or business combination between the Company and BarTech, and a series of follow-up discussions ensued. No definitive proposal emerged from these discussions. Between 1996 and 1998 BCP, BarTech and the Company continued to have periodic contact in the ordinary course.

     On April 23, 1998, Mr. Maier was contacted by Mr. Stockman, who indicated that Blackstone was evaluating a potential transaction which would combine the operating assets of BarTech and the Company and requested a meeting, which was held on April 24, 1998. At the meeting Mr. Stockman indicated that Blackstone and BarTech again wished to explore the feasibility of a business transaction with the Company. On April 29, 1998, Blackstone, BarTech and the Company entered into a confidentiality agreement pursuant to which the Company provided certain non-public information to Blackstone and BarTech.

     In May, 1998, Mr. Maier, Joseph Lapinsky, the President of the Company's Hot Rolled Bar Division, Mr. Stockman, Anthony Grillo, a senior managing director of Blackstone, and Thomas Tyrrell and Joseph Asimou of BarTech met to further discuss a possible transaction, but no substantive proposal emerged from the meeting. Following such meeting, in a telephone conversation with Mr. Maier, Mr. Stockman inquired whether the Company would be interested in receiving an acquisition proposal from Blackstone.

     On May 26, 1998, the Board of Directors of the Company established a Transaction Committee composed of five independent directors and retained Weil, Gotshal & Manges LLP ('Weil Gotshal') to serve as its legal counsel and Lazard Freres & Co. LLC ('Lazard') to serve as its investment banker.

     On May 29, 1998, representatives of Blackstone and Simpson Thacher & Bartlett ('Simpson Thacher'), legal counsel to Blackstone, met with representatives of Lazard and Weil Gotchal to discuss Blackstone's interest in the Company. At the meeting, the Blackstone representatives indicated that they were interested in pursuing an acquisition of the Company in a negotiated transaction pursuant to which the holders of Shares would receive a cash payment for such Shares. Blackstone and Simpson Thacher also outlined the contemplated features of the transaction (including financing). The Blackstone representatives also discussed the status of their ongoing negotiation of a Memorandum of Understanding (the 'MOU') with the USWA regarding the material elements of a new collective bargaining agreement that would be in place following consummation of the proposed transaction with the Company. At the meeting, the Blackstone representatives indicated that Blackstone would be interested in pursuing further discussions at a price of $6.00 per Share.

     On June 2, 1998, the Transaction Committee met with representatives of Weil Gotshal and Lazard to discuss the May 29, 1998 meeting with Blackstone and Simpson Thacher. At this meeting, the Transaction Committee and its advisors determined the various steps that the Company and its advisors would be taking to continue discussions with Blackstone. These steps included a detailed financial analysis of the Company by Lazard.

     On June 4, 1998, the Company publicly announced that it had received an indication of interest relating to the possible acquisition of the Company. Following the public disclosure, Lazard and representatives from the Company sought to ascertain whether other parties were interested in pursuing a similar transaction.

     On June 5, 1998, the Company received a copy of the MOU.

     On June 8, 1998, one industry participant submitted a written preliminary indication of interest in acquiring the Company at a price of $5.00 to $6.00 per Share but advised Lazard that it had no interest in a transaction above such range. No other indications of interest were received by the Company or Lazard.

     On June 16, 1998, Mr. Grillo forwarded a letter to Lazard stating that it would be willing to propose a modest increase in its $6.00 per Share indication of interest in exchange for the Company's agreement to immediate and exclusive negotiations with Blackstone.

     On June 16, 1998, the Transaction Committee met to review the business plan of the Company's management and the status of the Blackstone indication of interest. At such meeting, the Transaction Committee directed management to consider the impact on the business plan of both an economic downturn and the terms of the MOU.

     On June 30, 1998, the Transaction Committee held a meeting by means of a telephone conference call. Representatives of Lazard reviewed with the Transaction Committee their preliminary financial analysis of the Company and their views regarding the fairness of the price at which Blackstone indicated an interest in acquiring the Company. The Transaction Committee discussed the various assumptions contained in the Lazard analysis and the management's business plan. After such discussions, the Transaction Committee directed Lazard to inform Blackstone that the price at which it indicated an interest in acquiring the Company was inadequate from a financial point of view.

     On July 2, 1998, representatives of Lazard met with representatives of Blackstone and informed them of the Transaction Committee's views regarding Blackstone's indication of interest. At the meeting, Blackstone indicated that it would be willing to proceed with discussions providing for a payment to the Company stockholders of $6.75 per Share.

     On July 6, 1998, the Transaction Committee met to review Lazard's meeting with Blackstone and subsequent developments. The Transaction Committee authorized Lazard to continue negotiations with Blackstone but directed Lazard to again inform Blackstone that the indicated level of interest was inadequate from a financial point of view.

     On July 7, 1998, the Company publicly announced that it was in negotiations with Blackstone regarding a possible sale of the Company. On the same day, Blackstone informed Lazard that it would be willing to increase its proposal to no higher than $7.25 per Share, subject to the satisfactory completion of confirmatory due diligence and the preparation and negotiation of mutually acceptable definitive documentation.

     From July 7, 1998 through July 23, 1998, representatives of Blackstone, its financing sources and Simpson Thacher conducted their due diligence reviews of the Company, and Blackstone, the Company and their respective legal counsel negotiated the Merger Agreement.

     On July 23, 1998, the Transaction Committee and the Board of Directors met with Lazard and Weil Gotshal to review the status of the negotiations with Blackstone and the draft Merger Agreement. Representatives of Weil Gotshal discussed the terms of the draft Merger Agreement, a copy of which previously had been provided to the directors. Representatives of Lazard summarized their financial analysis and advised the Board of Directors of the Company that it was Lazard's opinion (which was subsequently confirmed in writing) that, as of such date, and based upon and subject to the assumptions and other matters set forth in the subsequent written opinion, the consideration to be received by the holders of Shares in the Offer and Merger was fair, from a financial point of view, to such holders. The Board of Directors voted unanimously (with one director not present at the meeting) to approve the Offer, the Merger and the Merger Agreement and to recommend that all the Company's stockholders tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement.

     Following such approval, on the evening of July 23, 1998, the Company, the Parent and the Purchaser entered into the Merger Agreement.

     On the morning of July 23, 1998, the Company and Blackstone announced the execution of the Merger Agreement.

     11. THE MERGER AGREEMENT. The following is a summary of the Merger Agreement, which summary is qualified in its entirety by reference to the copies thereof filed as exhibits to the Tender Offer Statement on Schedule 14D-1.

     The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as practicable after the date of the Merger Agreement, but in no event later than five business days following the date of public announcement of the execution of the Merger Agreement. The obligation of the Purchaser to accept for payment and to pay for the Shares tendered pursuant to the Offer is subject only to the conditions described in Section 15. The Company will not tender Shares held by the Company or its subsidiaries to the Purchaser pursuant to the Offer. Under the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to waive any conditions described in Section 15 (except for the Minimum Condition and the ESOP Condition) and to make any other changes in the terms and conditions of the Offer, provided that the Purchaser may not, without the prior written consent of the Company, (a) decrease or change the form of the consideration payable in the Offer, (b) decrease the number of Shares sought pursuant to the Offer, (c) impose additional conditions to the Offer, (d) modify the conditions to the Offer described in Section 15 in a manner adverse to holders of the Shares or (e) waive the Minimum Condition or the ESOP Condition or (f) make any other changes in the terms of the Offer adverse to the holders of the Shares. Subject to the terms and conditions of the Merger Agreement and the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law, provided that the Purchaser shall have the right in its sole discretion to extend the Offer from time to time for up to an aggregate of 15 business days, notwithstanding the prior satisfaction of the conditions set forth in Section 15, in the event that at least 75% of the Company's outstanding Shares have been validly tendered and not withdrawn pursuant to the Offer. The Merger Agreement provides that, subject to the next sentence, if the Minimum Condition or the ESOP Condition is not satisfied or if the conditions set forth in paragraphs B, C, or E of Section 15 are not satisfied or, to the extent permitted by the Merger Agreement, waived by the Purchaser as of the scheduled expiration date, the Purchaser will have the right in its sole discretion to extend the Offer from time to time until the earlier of the consummation of the Offer or the termination of the Merger Agreement. The Merger Agreement further provides that, if the Minimum Condition, the ESOP Condition or the HSR Condition or the conditions set forth in paragraphs A, F, or G in Section 15 are not satisfied or, to the extent permitted by the Merger Agreement, waived by the Purchaser as of the scheduled expiration date, the Purchaser will, unless it is manifestly apparent that such condition will not be satisfied prior to the termination of the Merger Agreement, or the Purchaser and the Company shall otherwise agree in writing, extend the Offer from time to time until the earlier of the consummation of the Offer or the termination of the Merger Agreement.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof and in accordance with the DGCL and upon the filing of a certificate of merger or a certificate of ownership and merger, as applicable, with the Secretary of State of the State of Delaware (the 'Effective Time'), the Purchaser will be merged with and into the Company. As a result of the Merger, at the Effective Time the separate corporate existence of the Purchaser will cease and the Company will continue as the surviving corporation and as a direct wholly-owned subsidiary of the Parent (after giving effect to the Merger, the Company is sometimes hereinafter referred to as the 'Surviving Corporation'). The Merger Agreement further provides that at the election of the Parent, any direct or indirect wholly-owned subsidiary of the Parent organized in Delaware may be substituted for the Purchaser as a party to the Merger. In such event, the parties to the Merger Agreement have agreed to execute an appropriate amendment to the Merger Agreement to reflect such substitution.

     At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Shares, of Special Preferred Stock or of shares of capital stock of the Purchaser, each Share issued and outstanding immediately prior to the Effective Time (unless otherwise provided for) will be converted into the right to receive

$7.25 in cash or the price actually paid pursuant to the Offer, payable to the holder thereof, without any interest thereon (the 'Merger Consideration'), upon surrender and exchange of the certificate representing such Share in the manner described in the Merger Agreement. In addition, as of the Effective Time, each share of the capital stock of the Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and each Share that is owned by the Company, the Parent, the Purchaser or any other subsidiary of the Parent will be canceled and retired and will cease to exist, and no consideration shall be delivered in exchange therefor.

     The Merger Agreement provides that prior to the Effective Time, the Parent will cause the Purchaser to pay or, to the extent funds for such purpose are provided by the Parent to the Company, will pay each holder of a then outstanding option to purchase Shares (including under the Company's 1995 Stock Option Plan), whether or not then exercisable or vested (collectively, the 'Options'), in cancellation and settlement thereof, for each Share subject to such Option an amount in cash equal to the excess, if any, of the Merger Consideration over the per Share exercise price therefor (such amount, the 'Option Consideration'). However, with respect to any holder of an Option subject to Section 16 of the Exchange Act, the Option Consideration will be paid by the Purchaser or the Surviving Corporation as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. Upon payment of the Option Consideration, each such Option will be cancelled, and the payment to the holder entitled thereto of the Option Consideration will be deemed a release of all rights the holder had or may have had in respect of such Option.

     The Merger Agreement provides that Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who have not voted in favor of the Merger (or consented thereto in writing) and who properly demand appraisal for such Shares pursuant to Section 262 of the DGCL (collectively, the 'Dissenting Shares') will not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead will be entitled to receive payment of the appraised value of such Shares held by them in accordance with Section 262 of the DGCL; provided, however, that all Dissenting Shares held by stockholders who fail to perfect or who effectively have withdrawn or otherwise lost their rights to appraisal of such Shares under Section 262 of the DGCL will thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner described in the Merger Agreement of the certificate or certificates that, immediately prior to the Effective Time, evidenced such Shares.

     The Merger Agreement further entitles the Parent and the Purchaser to deduct and withhold from the Merger Consideration payable pursuant to the Merger Agreement to any holder of Shares or Options such amounts as required to be deducted and withheld with respect to the making of such payment under the Code or any provision of applicable state, local or foreign tax law. To the extent that amounts are withheld in such manner, the withheld amounts are treated for purposes of the Merger Agreement as having been paid to such holders in respect of which such deduction or withholding was made.

     The Merger Agreement also provides that at the Effective Time, the certificate of incorporation and the by-laws of the Company, as in effect immediately prior to the Effective Time, will be the certificate of incorporation and the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law; provided, however, that each of the certificate of incorporation (other than Article First thereof) and the by-laws of the Surviving Corporation will be amended at the Effective Time to read in its entirety as the certificate of incorporation (other than Article First thereof) and by-laws, respectively, of the Purchaser, as in effect immediately prior to the Effective Date. The Merger Agreement further provides that the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation from and after the Effective Time, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation from and after the Effective Time, in each case until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

     Redemption of Special Preferred Stock. Immediately following the consummation of the Offer and the satisfaction of the ESOP Condition, the Company will give due notice that the outstanding share of the Special Preferred Stock will be redeemed at an aggregate redemption price of $1,500 within 30 days (but not less than 20 days) after the giving of such notice. Concurrently with the giving of such notice, the Company will (i) deposit the redemption price for the share of Special Preferred Stock to be redeemed with a bank or trust company, designated in the notice of such redemption, having an office in Cleveland, Ohio, in Canton, Ohio or in Wilmington, Delaware, having combined capital, surplus and undivided profits aggregating at least $50,000,000, in trust for payment to the holder of the share of Special Preferred Stock to be redeemed, and (ii) deliver irrevocable written instructions authorizing the depositary to apply such deposit solely to the redemption of the share of Special Preferred Stock to be redeemed.

     Stockholders Meeting. Pursuant to the Merger Agreement, unless a Short-Form Merger (as defined herein) is possible, the Company will, promptly following the acceptance for payment of and payment for the Shares by the Purchaser in the Offer, duly call, give notice of, convene and hold a meeting of the Company's stockholders for the purpose of approving the Merger Agreement (or instead take such action by written consent if permitted by applicable law). The Company has represented, subject to the terms and conditions of the Merger Agreement, that its Board of Directors (at a meeting duly called and held) has resolved to recommend approval and adoption of the Merger Agreement by the stockholders of the Company. At the meeting of the Company's stockholders (or pursuant to such written consent), the Parent will cause all Shares owned by the Parent and the Purchaser to be voted in favor of the Merger.

     Proxy Statement. Unless a Short-Form Merger is possible, the Merger Agreement provides that promptly following the acceptance for payment of and payment for the Shares by the Purchaser pursuant to the Offer, the Company will prepare and file with the Commission a proxy statement or information statement relating to the Merger (the 'Proxy Statement') and will use all reasonable best efforts to respond to all comments of the Commission with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable date.

     Short-Form Merger. Pursuant to the Merger Agreement, in the event that the Parent and the Purchaser immediately following the purchase of Shares in the Offer own 90% or more of the outstanding Shares, the Company, the Parent and the Purchaser will take all necessary and appropriate action to cause the Merger to become effective promptly after the expiration of the Offer without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL (the 'Short-Form Merger').

     Company Board Representation. The Merger Agreement provides that, upon the purchase by the Purchaser of a number of Shares pursuant to the Offer that represents a majority of the outstanding shares and from time to time thereafter until the Effective Time, the parties to the Merger Agreement will, subject to the provisions of Section 14(f) of the Exchange Act and Rule 14f-1 under the Exchange Act, promptly use all reasonable efforts to cause the following persons to comprise a majority of the entire Board of the Company: David Blitzer, Thomas Campbell, Marshall Cohen, Anthony Grillo, Glenn Hutchins, Robert McKeon and David Stockman. The date on which such persons first comprise a majority of the Company's Board of Directors is referred to as the 'Control Date.' From and after the Control Date and prior to the Effective Time, for so as long as there is at least one continuing director from the Company's existing Board of Directors (each a 'Continuing Director' and, collectively, the 'Continuing Directors'), all other directors will abstain from acting upon, and the approval of a majority of the Continuing Directors will be required to authorize, (i) any termination of the Merger Agreement by the Company, (ii) any amendment of the Merger Agreement requiring action by the Board of Directors of the Company,
(iii) any extension of time for the performance of any obligation or other act of the Parent or the Purchaser under the Merger Agreement and (iv) any waiver of compliance with any provision of the Merger Agreement for the benefit of the Company.

     Access to Information; Confidentiality. Pursuant to the Merger Agreement, upon reasonable notice, each of the Company or the Parent, as the case may be, will, and will cause its subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party (including, in the case of the Parent and the Purchaser, the persons who have agreed to provide financing to the Parent or the Surviving Company in connection with the Offer and Merger and the transaction contemplated in connection therewith and, in the case of the Company, the Administrative Committee and the Trustee of the ESOP and their respective employees, accountants, counsel and other representatives) access during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, such party will (and will cause each of its subsidiaries to) promptly furnish to the other party all filings made or received by it pursuant to federal or state securities laws and all other information concerning its business, properties and personnel as the other party may reasonably request.

     The Merger Agreement provides that the terms of a Confidentiality Agreement between BCP, the Company and certain other parties thereto will apply with respect to information furnished thereunder or under the Merger Agreement.

     No Solicitation of Transactions. Under the terms of the Merger Agreement, the Company has agreed that it will not directly or indirectly initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined herein), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or for the purpose of obtaining an Acquisition Proposal, and the Company will not permit any of its subsidiaries to take, and will use reasonable efforts to prevent the officers, directors, employees, advisors, representatives, agents and affiliates of the Company or any of its subsidiaries (including any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) (such officers, directors, employees, representatives, advisors, agents, affiliates, investment bankers, attorneys and accountants being referred to in the Merger Agreement, collectively as 'Representatives') from taking, any such action; provided, however, that nothing contained in such provision of the Merger Agreement will prohibit the Board of Directors of the Company from any of the following:

          (a) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes a written, bona fide Acquisition Proposal that was not solicited after the date of the Merger Agreement if, and only to the extent that, (i) the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), and after consultation with a nationally recognized investment banking firm, determines in good faith by majority vote that (A) such Acquisition Proposal would, if consummated, constitute a Superior Proposal (as defined herein), and (B) such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law and (ii) prior to taking such action, the Company (x) provides prior notice to the Parent to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form. The Company will promptly notify the Parent and the Purchaser if it is prepared to provide access to the properties, books or records of the Company or any of its Subsidiaries to any person who has made an Acquisition Proposal. The Company will promptly (and in any event within one business day, and prior to taking any of the foregoing actions) advise the Parent following the receipt by it of any Acquisition Proposal or any inquiry or request relating thereto and the substance thereof (including the identity of the person making such Acquisition Proposal, a description of all material terms thereof and a copy of any written proposal), and, if the Board of Directors in good faith believes it is consistent with its fiduciary duties, advise the Parent of any developments with respect to such Acquisition Proposal, inquiry or request promptly upon the occurrence thereof, including the Company's entering into discussions or negotiations with respect thereto. The Board of Directors of the Company shall not, in connection with any of the actions described in this section of the Merger Agreement, take any action to cause any state takeover statute or other similar state law to become applicable to the Offer or the Merger or inapplicable to any Acquisition Proposal (until such time as the Merger Agreement has been terminated in accordance with its terms). Pursuant to the Merger Agreement, the Company agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of the Merger Agreement with any parties other than the Parent and its affiliates with respect to any of the foregoing;

          (b) failing to make or reaffirm, withdrawing, adversely modifying or taking a public position materially inconsistent with its recommendation referred to in the Merger Agreement (which may include making any statement required by Rule 14e-2 under the Exchange Act) if there exists an Acquisition Proposal and the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent counsel), and after consultation with a nationally recognized investment banking firm, determines in good faith by majority vote that (1) such

     Acquisition Proposal would, if consummated, constitute a Superior Proposal and (2) such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law; or

          (c) making a 'stop-look-and-listen' communication with respect to an Acquisition Proposal of the nature contemplated in, and otherwise in compliance with, Rule 14d-9 under the Exchange Act as a result of receiving an Acquisition Proposal.

     The Merger Agreement defines an 'Acquisition Proposal' as any of the following (other than the transaction among the Company, the Parent and the Purchaser contemplated by the Merger Agreement) involving the Company or any of its subsidiaries: (i) any proposed merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any proposed sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets that comprise more than 20% (computed based on the fair market value of such assets as determined by the Board of Directors of the Company in good faith) of the assets of the Company and its subsidiaries on a consolidated basis, in a single transaction or series of transactions; (iii) any proposed tender offer, exchange offer or other equity investment for more than 20% of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     The Merger Agreement further provides that, except for the following, the Board of Directors of the Company will not approve or recommend or permit the Company to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, if the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that it is necessary to do so in order to comply with its fiduciary duties to stockholders under applicable law, the Board of Directors of the Company may approve or recommend a Superior Proposal (as defined below) or cause the Company to enter into an agreement with respect to a Superior Proposal, but in each case only if (i) the Company provides written notice to the Parent (a 'Notice of Superior Proposal') three business days prior to the time it intends to cause the Company to enter into such an agreement advising the Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, (ii) at the end of such three business day period, the Company's Board of Directors continues to believe that such Acquisition Proposal constitutes a Superior Proposal, including taking into account any adjustment to the terms and conditions of the transaction contemplated hereby proposed by Parent in response to such Acquisition Proposal, and (iii) the Company terminates the Merger Agreement in accordance with the requirements therein prior to taking any of the foregoing actions.

     For purposes of the Merger Agreement, a 'Superior Proposal' is defined as any bona fide Acquisition Proposal not directly or indirectly initiated, solicited, encouraged or knowingly facilitated by the Company after the date of the Merger Agreement which the Board of Directors of the Company determines in good faith judgment (based on the advice of an investment banker of nationally recognized reputation), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to the Company's stockholders (in their capacity as stockholders), from a financial point of view, than the transaction contemplated by this Agreement and (ii) is reasonably capable of being completed; provided, that for purposes of this definition, the term Acquisition Proposal shall have the meaning assigned to such term above except that each reference to 20% in the definition of 'Acquisition Proposal' shall be deemed to be a reference to 70% and 'Acquisition Proposal' shall only be deemed to refer to a transaction involving the Company or, with respect to assets (including the shares of any subsidiary of the Company), the assets of the Company and its subsidiaries taken as a whole (and not any of its subsidiaries alone).

     Directors' and Officers' Indemnification and Insurance. The Company will, and from and after the Effective Time, the Surviving Company will indemnify, defend and hold harmless each person who is at the time of the Merger Agreement, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer, director, employee or agent of the Company or any of its subsidiaries (the 'Indemnified Parties') against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was (i) serving in such person's capacity as a director, officer, employee or agent of the Company or any of its subsidiaries, or a person serving at the request of the Company or any of its subsidiaries as a trustee of a trust or (ii) serving in such person's capacity as a trustee or member of an administrative committee, or in any other Company fiduciary capacity with respect to any employee benefit or stock plan maintained or sponsored by the Company or any of its subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time or any acts or omissions occurring or existing at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ('Indemnified Liabilities'), including all Indemnified Liabilities based on, or arising out of, or pertaining to the Merger Agreement or the transaction contemplated thereby, in each case to the fullest extent a corporation is permitted under the DGCL to indemnify such persons (and the Company and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by law, subject to delivery of the undertaking described below). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (x) such Indemnified Party may retain the Company's regularly engaged independent legal counsel or, in the event that a conflict of interest precludes using such counsel in the reasonable judgment of the Indemnified Party, counsel satisfactory to it and reasonably satisfactory to the Company (and reasonably satisfactory to the Surviving Corporation after the Effective Time) and the Company (or after the Effective Time, the Surviving Corporation) will pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (y) the Company (or after the Effective Time, the Surviving Corporation) will use all reasonable best efforts to assist in the vigorous defense of any such matter, provided that neither the Company nor the Surviving Corporation will be liable for any settlement effected without its prior written consent which consent will not unreasonably be withheld. Any Indemnified Party, upon learning of any such claim, action, suit, proceeding or investigation, will notify the Company (or after the Effective Time, the Surviving Corporation) promptly (but the failure so to notify will not relieve a party from any liability which it may have under this provision of the Merger Agreement except to the extent such failure materially prejudices such party's position with respect to such claims), and will deliver to the Company (or after the Effective Time, the Surviving Corporation) the undertaking contemplated by
Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm (and one local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties in which case such additional counsel reasonably acceptable to the Company as may be required (as will be reasonably determined by the Indemnified Parties and the Company or the Surviving Corporation, as the case may be) may be retained by the Indemnified Parties at the cost and expense of the Company (or Surviving Corporation). Furthermore, the provisions with respect to indemnification set forth in the certificate of incorporation of the Surviving Corporation will not be amended at or following the Effective Time if such amendment would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of the Company in respect of actions or omissions occurring at or prior to the Effective Time.

     The Merger Agreement further provides that the Surviving Corporation will cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries providing coverage for a period of six years after the Effective Time with respect to matters arising before and acts or omissions occurring or existing at or prior to the Effective Time, including the transaction contemplated by the Merger Agreement; provided that in no event will the Surviving Corporation be required to expend an amount prorated over the number of years covered in excess of 150% of the annual premiums paid by the Company for such insurance at the time of the Merger Agreement; and provided further, that if the premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     The foregoing provisions under the Merger Agreement are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his heirs and his personal representatives and will be binding on all successors and assigns of the Parent, the Purchaser, the Company and the Surviving Corporation.

     Filings. Other Actions. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, each of the Company, Parent and the Purchaser will (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act, the Securities Act and the Exchange Act, with respect to the Offer and the Merger and the transaction contemplated in the Merger Agreement (together, the 'Transactions') and (ii) use all reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to satisfy the conditions to the Offer and the Merger and to consummate and make effective the Transactions. The Merger Agreement further provides that in case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement will use all reasonable efforts to take all such action.

     Pursuant to the Merger Agreement, the Parent agreed that it will, and it will cause each of its affiliates to, use all reasonable efforts to obtain any government clearances required for completion of the Offer and the Merger (including through compliance with the HSR Act), to respond to any government requests for information, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an 'Order') that restricts, prevents or prohibits the consummation of the Merger, including by vigorously pursuing all available avenues of administrative and judicial appeal. The Parent also agreed to take, and to use all reasonable efforts to cause each of its affiliates to take, any and all of the following actions to the extent necessary to obtain the approval of any governmental entity with jurisdiction over the enforcement of any applicable laws regarding the Offer and the Merger: entering into negotiations; providing information; substantially complying with any second request for information pursuant to the HSR Act; entering into and performing agreements or submitting to judicial or administrative orders and selling or otherwise disposing of, or holding separate (through the establishment of a trust or otherwise) particular assets or categories of assets, or businesses of the Parent, the Company or any of their affiliates; provided, however, that notwithstanding the foregoing and anything else contained in the Merger Agreement, neither the Parent nor any of its affiliates is required to take any such action with respect to any assets or product lines that would have a Material Adverse Effect on the Surviving Corporation and BarTech, taken as a whole. The Merger Agreement also provides that the parties thereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or in behalf of any party thereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust law, or fair trade law.

     Financing. The Merger Agreement provides that the Parent will take all actions and do all things necessary, proper or advisable to obtain, prior to the Expiration Date, commitment letters, reasonably satisfactory to the Company, to provide all the financing required by the Surviving Corporation to repurchase any of the Mortgage Notes (as defined herein) that may be tendered in connection with the Debt Tender Offer (as defined herein) and to refinance any indebtedness existing under the Existing Credit Agreement (as defined herein) or to waive any event of default under such Existing Credit Agreement. The Merger Agreement further provides that prior to the Control Date, the Company will consult with the Parent with respect to any action taken by the Company in connection with the Debt Tender Offer, and the Company will not file or otherwise publicly release any documentation, nor make any public announcement, with respect thereto without the consent of the Parent as to the form and substance thereof, such consent not to be unreasonably withheld. See Section 12.

     Refinancing. The Merger Agreement provides that, in connection with the financing necessary to pay for Shares in the Offer and the Merger, the Parent will not permit either the Purchaser or the Surviving Corporation to assume or incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others or create any mortgages, liens, security interests or other encumbrances on the property of the Purchaser or the Surviving Corporation in connection with any indebtedness thereof, or enter into any 'keep well' or other agreement or arrangement to maintain the financial condition of another person; provided, however, that such restriction shall not apply to any financing that is both (i) completed at the earliest of (A) three months after the Effective Time, (B) six months after the Control Date provided that the Effective Time shall theretofore have occurred or (C) the combination of the Parent or the Surviving Corporation and BarTech or one of its Subsidiaries under a common parent or by merger and
(ii) in respect of which the Board of Directors of the

Surviving Corporation, the Administrative Committee and the Trustee receive a solvency opinion from a reputable appraiser or investment bank; and provided, further, that such restriction shall not thereafter apply to any subsequent refinancing.

     Conduct of Business by Company Pending the Merger. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, during the period from the date of the Merger Agreement and continuing until the Control Date, the Company agrees as to the Company and each of its subsidiaries, in addition to the restrictions upon solicitation of transactions discussed above, that (except as expressly contemplated or permitted by the Merger Agreement, or the extent that the Parent otherwise consents in advance in writing):

          (a) each of the Company and its subsidiaries will carry on its businesses in the usual, regular and ordinary course in substantially the same manner as conducted before the Merger Agreement except that the Company may continue its efforts to sell the assets of the Stainless and Specialty Business of the Company, and the Company and each of its subsidiaries will endeavor to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations;

          (b) the Company will not, nor will it permit any of its subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, other than dividends paid to the Company; (ii) split, combine or reclassify any of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock or such other securities, except as required by the terms of its securities outstanding or any employee benefit plan in effect on the date of the Merger Agreement;

          (c) the Company will not, nor will it permit any of its subsidiaries to, (i) issue or grant any options, warrants or rights to purchase Shares or other equity securities of the Company or its subsidiaries, (ii) amend the terms of or reprice any Option or amend the terms of the 1995 Stock Option Plan, or (iii) issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class or series or other equity securities, any debt securities or any securities convertible into, or any rights, warrants or options to acquire, any such securities, other than the issuance of Shares upon the exercise of Options that are outstanding on the date the Merger Agreement;

          (d) the Company will not, and will not permit any of its subsidiaries to, amend or propose to amend its Restated Certificate of Incorporation or By-laws or equivalent organizational documents;

          (f) except as set forth in the disclosure schedules attached to the Merger Agreement and other than the transaction contemplated therein, the Company will not, nor will it permit any of its subsidiaries to, make any acquisition, by means of merger, consolidation or otherwise, or any disposition (including sale/leaseback transactions or similar arrangements) of assets or securities, other than acquisitions of supplies and raw materials and sales of inventory and worn-out or obsolete equipment and other transactions in the ordinary course of business;

          (g) the Company will promptly provide the Parent (or its counsel) with copies of all filings made by the Company with (i) the SEC and (ii) other state or federal court, administrative agency or commission or other governmental authority or instrumentality in connection with the Merger Agreement and the transaction contemplated thereby in the case of this clause (ii);

          (h) other than pursuant to the Merger Agreement, the Company will not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company or any of its subsidiaries;

          (i) except as expressly permitted by the terms of the Merger Agreement, the Company will not take or agree or commit to take, nor will it knowingly permit any of its subsidiaries to take or agree or commit to take, any action that would reasonably be expected to result in any of the Company's representations or warranties thereunder being untrue in any material respect or in any of the Company's covenants hereunder or any of the conditions to the Offer and the Merger not being satisfied;

          (j) the Company and its subsidiaries will not (without the prior written consent of Parent): (i) grant any material increases in the compensation of any of its directors or officers or in the payment of any severance due to such directors or officers; (ii) pay or agree to pay any pension, retirement allowance or other benefit not required or contemplated to be paid prior to the Effective Time by any of the Company Plans as in effect on the date of the Merger Agreement to any such director or officer, whether past or present; (iii) enter into any new, or materially amend any existing, employment or severance or termination agreement with any such director or officer; or (iv) except as may be required to comply with applicable law, become obligated under any new plan which if in effect on the date hereof would be a Company Plan, or amend or modify any Company Plan;

          (k) except as set forth on the disclosure schedules attached to the Merger Agreement and other than ordinary course borrowing pursuant to lines of credit or facilities existing on the date of the Merger Agreement, the Company will not, nor will the Company permit any of its subsidiaries to assume or incur any indebtedness for borrowed money or guarantee any such indebtedness or guarantee any debt securities of others or, except for ordinary course leases of computer equipment, enter into any lease (whether such lease is an operating or capital lease), or create any mortgages, liens, security interests or other encumbrances on the property of the Company or any of its subsidiaries in connection with any indebtedness thereof;

          (l) the Company and its subsidiaries will not take any action, other than as required by the Commission, generally accepted accounting principles or applicable law, with respect to accounting policies, procedures and practices.

          (m) the Company will not, and will not permit any of its subsidiaries to: (i) except for the ESOP Amendment (as defined herein), enter into or amend any contract, agreement, commitment or arrangement other than in the ordinary course of business consistent with past practice; (ii) except as set forth in the disclosure schedules attached to the Merger Agreement, authorize or make any single capital expenditure (or series of related capital expenditures) which is in excess of $5,000,000 or, in the case of the Company's electric arc furnace project, $10,000,000; (iii) except as set forth in the disclosure schedules attached to the Merger Agreement, make or change any tax election, file any amended tax return, or settle or compromise any material federal, state, local or foreign tax liability;
     (iv) settle or compromise any pending suit, action or claim for an amount in excess of $300,000 or which relates to the transaction contemplated hereby; or (v) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities in the ordinary course of business and consistent with past practice; and

          (n) the Company will cooperate with the Parent (i) in identifying, making and obtaining the filings, consents, approvals, authorizations and permits referred to in the Merger Agreement and (ii) as reasonably requested in any syndication of the financing contemplated by the financing commitments for the Offer and the Merger.

     Employee Matters. The Merger Agreement provides that until at least the second anniversary of the Effective Time, (i) the Parent will maintain or cause to be maintained employee benefits and programs for retirees (other than former members of the USWA), directors, officers and salaried employees of the Company and each of its subsidiaries that are no less favorable in the aggregate than those exiting on the date of execution of the Merger Agreement and (ii) the Parent will cause the Surviving Corporation to assume the obligations of the Company under the following: (x) the Change of Control Agreements previously entered into between the Company and certain of its employees (as defined in the Merger Agreement and set forth in a schedule attached thereto), with the Parent, the Purchaser and the Company agreeing that for purposes of such agreements, at not later than the consummation of the Offer (1) a Change of Control (as defined in such agreements) shall have occurred, (2) Good Reason (as defined in such agreements) shall have occurred for a period of six months following the consummation of the Offer and (3) such agreements will be fully funded in accordance with their terms, (y) the Severance Agreements entered into between the Company and certain of its employees (as defined in the Merger Agreement and set forth in a schedule attached thereto) and (z) the retention policies of the

Company (as described in the schedules to the Merger Agreement) (see Section 12 for a description of such Change of Control Agreements, Severance Agreements and retention policies.) For purposes of eligibility to participate in and vesting in all benefits provided to retirees, directors, officers and salaried employees, the retirees, directors, officers and salaried employees of the Company and its subsidiaries will be credited with their years of service with prior employers to the same extent service with prior employers is taken into account under plans of the Company. The Merger Agreement further provides that the foregoing provisions regarding employee matters are intended to be for the benefit of, and will be enforceable by, each officer and salaried employee, in each of their capacities as a third party beneficiary under the Merger Agreement, and will be binding on all successors and assigns of the Parent, the Purchaser, the Company and the Surviving Corporation.

     Amendment of the ESOP. The Merger Agreement provides that following the consummation of the Offer, the Company will promptly adopt, subject to the approval of the USWA, in accordance with the ESOP's amendment provisions, an amendment to the ESOP to provide that the ESOP (i) will be converted to a profit-sharing plan that is not required to invest in or distribute employer securities and (ii) will, subject to the requirements of the Code, permit in-service distributions, in connection with the transactions contemplated by the Merger Agreement, in cash or direct rollovers to eligible retirement plans (as defined in the Code) (the 'ESOP Amendment').

     Representation and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations and warranties by the Company as to the Company's organization, capitalization, authorization of the Merger Agreement, receipt of consents and approvals and lack of violations relating to the consummation of the Offer and the Merger, compliance with legal and contractual obligations, real property (both owned and leased), intellectual property, compliance with SEC filing requirements, preparation of financial statements, absence of litigation, veracity of information supplied, taxes, employee benefits plans and labor matters, absence of certain changes or events, receipt of fairness opinion from an investment bank and environmental matters.

     Pursuant to the Merger Agreement, the Company has further represented that each of the Administrative Committee (the 'Administrative Committee') of the ESOP and the Trustee (the 'Trustee') of the ESOP Trust (the 'ESOP Trust') has advised the Company that, as of the date of the Merger Agreement, it had conducted such review of the terms of the Offer and the Merger as it deemed appropriate and had determined that, if the Offer were consummated on the date of the Merger Agreement, and subject to their satisfaction with the information to be set forth in documents relating to the Offer, the Administrative Committee would follow the proper directions of the ESOP participants, and the Trustee would follow the proper directions of the Administrative Committee, as the case may be, to tender the Shares owned by the ESOP Trust.

     In addition, the Merger Agreement contains representations and warranties by the Parent and the Purchaser concerning their organization, authorization of the Merger Agreement, receipt of consents and approvals and lack of violations relating to the consummation of the Offer and the Merger, veracity of information supplied, interim operations of the Purchaser, and financing commitments.

     Conditions of the Merger. Under the Merger Agreement, the respective obligations of the Parent, the Purchaser and the Company to effect the Merger will be subject to the satisfaction prior to the closing date of the following conditions: (a) unless the Merger is consummated as a Short Form Merger, the Merger Agreement will have been approved by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with applicable law; (b) any applicable waiting period (and any extensions) applicable to the Merger under the HSR Act will have been terminated or will have expired; (c) no order, injunction or other legal restraint will have been issued by any court prohibiting or preventing the consummation of the Merger (provided, that prior to invoking this condition, each party will use all reasonable efforts to have such order, injunction or other legal restraint vacated); (d) no statute, rule, order, or regulation will have been enacted, entered, enforced, or promulgated by any governmental entity which prohibits or restricts the consummation of the Merger or makes such consummation illegal; and (e) the Purchaser will have accepted for payment and have paid for the Shares duly tendered in the Offer (provided, if the Purchaser fails to accept for payment and pay for Shares pursuant to the Offer in violation of the Merger Agreement or the terms and conditions of the Offer, this condition will be deemed to have been satisfied).

     Termination, Fees and Expenses. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the stockholders of the Company or consummation of the offer, as follows:

          (a) by the mutual written consent of the Boards of Directors of the Parent, the Purchaser and the Company, respectively (but only by action of the Continuing Directors (as defined in the Merger Agreement) after the purchase of Shares pursuant to the Offer);

          (b) by the Parent or the Company if, without any material breach by such terminating party of its obligations under the Merger Agreement causing or resulting in such delay, the purchase of Shares pursuant to the Offer will not have occurred on or before October 30, 1998, provided that such date may be extended at the option of Parent for 45 days, but only if the Parent is then actively negotiating with the Antitrust Division (as defined in Section 16) or the FTC (as defined in Section 16) regarding satisfaction of the HSR Condition and/or the condition set forth in paragraph A of Section 15 and certifies to the Company that, to its knowledge, all other conditions to the Offer are satisfied or capable of prompt satisfaction as of the date of such satisfaction as of the date of such verification (provided further such certification will be without prejudice to the requirement that such condition remain satisfied);

          (c) by Parent or the Company, if the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased unless Parent's termination of, or Purchaser's failure to accept for payment or pay for any Shares tendered pursuant to, the Offer is in violation of the terms of the Offer or the Offer or the Merger Agreement.

          (d) by Parent or the Company, if a governmental entity of competent jurisdiction will have (i) issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the purchase of the Shares pursuant to the Offer or the Merger and such order or other action shall have been final and nonappealable or (ii) failed to issue an order or to take any other action which is necessary to fulfill the conditions to the Offer set forth in Section 15 and the conditions to the Merger, as applicable, and such denial of a request to issue such order or to take such other action shall have become final and nonappealable provided that the party seeking to terminate the Merger Agreement will have complied with its obligations thereunder to attempt to remove or lift, or to obtain, as applicable, such order;

          (e) by the Company, if the Offer has not been timely commenced in accordance with the terms of the Merger Agreement, unless the failure to commence the Offer is due to the failure of the Company to perform in any material respect any of its obligations under the Merger Agreement then required to be performed under the Merger Agreement;

          (f) by the Parent, if the Board of Directors of the Company has (i) withdrawn, modified or changed its approval or recommendation of the Merger Agreement or any of the transactions contemplated herein in a manner adverse to the Parent, (ii) approved or recommended any Acquisition Proposal other than by the Parent or Purchaser, (iii) failed to include in the Proxy Statement such recommendation referred to in clause (i), or (iv) resolved to do any of the foregoing;

          (g) by the Company prior to consummation of the Offer, if (i) the Board of Directors of the Company has determined that an Acquisition Proposal constitutes a Superior Proposal, (ii) the Company has delivered to the Purchaser a written notice of the determination by the Company's Board of Directors to terminate the Merger Agreement and (iii) simultaneously with such termination the Company has entered into a definitive acquisition, merger or similar agreement to effect such Acquisition Proposal and has made payment of the full fee and expense reimbursement required by the Merger Agreement; or

          (h) prior to the consummation of the Offer, by the Company or the Parent (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement) if there has been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement on the part of the other party, which breach is not cured within ten business days following written notice given by the terminating party to the party committing such breach, or which breach, by its nature, cannot be cured prior to the date on which the Offer expires.

     The Merger Agreement provides further that: (1) if the Parent terminates the Merger Agreement pursuant to clause (f) above; (2) if the Company terminates the Merger Agreement pursuant to clause (g) above or (3) if (A) the Parent or the Company terminates the Merger Agreement pursuant to clause (b) or (c) above due to the failure to meet the Minimum Condition or the ESOP Condition; or the Parent terminates the Merger Agreement pursuant to clause (h) above and (B) at any time prior to such termination an Acquisition Proposal (except the reference to 20% in such definition for the purposes of this section in the Merger Agreement is 50%) shall have been publicly disclosed, in the case of a termination pursuant to clauses (b) or (c) above, or communicated to the Company in the case of a termination pursuant to clause (h) above, and (C) within 12 months after such termination the Company enters into an agreement with respect to, or consummates, a transaction contemplated by such Acquisition Proposal, then in each case the Company will pay to Blackstone Management Partners L.P. ('BMP'), simultaneously or shortly thereafter (depending upon which grounds for termination apply), a fee, in cash of $4,250,000 (and Blackstone has agreed to share such fee on a pro rata basis with Veritas based upon the respective amounts of their equity commitments to the Parent pursuant to the Investors' Commitments); provided, however, that the Company will not in any event be obligated to pay more than one such fee with respect to all such terminations and transactions. Upon the payment of any fee pursuant to this paragraph, the Merger Agreement provides that the party paying such fee will be fully released and discharged from any liability or obligation resulting under the Merger Agreement (however, the obligations under the Confidentiality Agreement will survive such payment).

     The Merger Agreement provides that, except as otherwise provided therein, the Surviving Corporation will be responsible for any transfer, sales or similar taxes resulting from the Merger. Except as otherwise provided in the Merger Agreement, whether or not the Offer or Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement are to be paid by the party incurring such expense.

     Amendment, Extensions and Waiver. Pursuant to the Merger Agreement and subject to applicable law, the Merger Agreement may be amended, modified or supplemented only by written agreement of the Parent, the Purchaser and the Company at any time prior to the Effective Time with respect to the terms contained therein, provided, however, that, after the consummation of the Offer, no term or condition contained in the Merger Agreement will be amended or modified if such change will have an adverse effect on the holders of the Shares (including, by reducing the amount of or changing the form of the Merger Consideration).

     Subject to the provisions in the Merger Agreement, at any time prior to the Effective Time, the parties to the Merger Agreement (by action taken or authorized by their respective Boards of Directors) may, to the extent legally allowed: (i) extend the time for the performance of any obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties in the Merger Agreement or in any document delivered pursuant thereto, and (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement, provided, however, that, after consummation of the Offer, no term or condition contained in the Merger Agreement will be amended, modified or waived if such change will materially and adversely affect the holders of the Shares. Any agreement by any party of the Merger Agreement to an extension or waiver will be valid only if set forth in a written instrument signed by such party, and the failure of any party to assert any of its rights under the Merger Agreement will not constitute a waiver of such rights.

     12. PURPOSE OF THE OFFER; THE MERGER; PLANS FOR THE COMPANY.

     Purpose. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, the Purchaser intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

     Vote Required to Approve the Merger. The Board of Directors of the Company has approved the Merger Agreement in accordance with the DGCL. If required for approval of the Merger, the Company has agreed, subject to the satisfaction of the conditions to the Merger set forth in the Merger Agreement, in accordance with and subject to the DGCL, to duly convene a meeting of its stockholders as promptly as practicable following the purchase of Shares pursuant to the Offer for the purpose of considering and taking action on the Merger Agreement (or to take such action by written consent in lieu of a stockholders meeting if permitted by applicable law). If stockholder approval is required, the Merger Agreement must generally be approved by the vote of the holders of a majority of the outstanding Shares entitled to vote thereon. In addition, the holder of the outstanding share of Special Preferred Stock currently has the right to vote as a separate class on any merger proposal presented to the stockholders of the Company. However, if the ESOP Condition is satisfied, the Special Preferred Stock thereafter will have no voting rights, and if the Minimum Condition also is satisfied, the Purchaser will have the power to approve the Merger Agreement without the affirmative vote of any other stockholder of the Company. The Offer is conditioned on both the Minimum Condition and the ESOP Condition being satisfied.

     Appraisal Rights. Stockholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the time of the Merger who do not vote in favor of the Merger and comply with all statutory requirements will have the right under the DGCL to demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the effective date of the Merger in accordance with Section 262 of the DGCL.

     Under the DGCL, stockholders who properly demand appraisal and otherwise comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that 'proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court' should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be equal to or higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger.

     In addition, several decisions by Delaware courts have held that in certain circumstances a controlling stockholder of a corporation involved in a merger has a fiduciary duty to other stockholders that requires that the merger be fair to other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp that the remedy ordinarily available to minority stockholders in a cashout merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of unfairness, including fraud, misrepresentation or other misconduct.

     THE FOREGOING SUMMARY OF THE RIGHTS OF STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESENTATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DELAWARE LAW.

     The foregoing description of certain provisions of the DGCL is not necessarily complete and is qualified in its entirety by reference to the DGCL.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain 'going private' transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the per Share price paid pursuant to the Offer. However, in the event that the Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority stockholders in the Merger or such alternative transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 14. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

     Plans for the Company. If the Purchaser obtains control of the Company pursuant to the Offer, the Parent expects to conduct a detailed review of the Company and its businesses, assets, corporate structure, capitalization, operations, properties, policies, management and personnel to consider changes that may be desirable in light of the circumstances that then exist. As described below, certain specific changes currently are expected to be made, including changes to the Company's corporate structure, capitalization, management and personnel, and other changes also may be made to the Company's businesses, assets, operations, properties and policies.

     Board of Directors and Executive Officers. Pursuant to the terms of the Merger Agreement, promptly following consummation of the Offer, the Parent, the Purchaser and the Company will use all reasonable efforts to cause persons identified by the Parent to comprise a majority of the Board of Directors of the Company. See Section 11. Such efforts are expected to include seeking the resignations of a sufficient number of current directors of the Company to make available such director positions. In addition, the Parent has indicated to the Company a desire to pursue discussions with certain of the executive officers of the Company regarding their positions with the Company following consummation of the Offer. The nature of such positions, the amounts to be paid in connection therewith and the other terms of any such person's arrangements with the Company following consummation of the Offer will be determined by negotiation between the Parent and each such person, and as of the date hereof, no agreements have been reached with respect to such matters.

     Mortgage Notes. Consummation of the Offer will result in a 'change of control' under the Indenture, dated as of December 15, 1993, between the Company and the Bankers Trust Company, governing the Mortgage Notes (the 'Existing Indenture'). Upon the occurrence of a change of control the Company is required to offer to purchase the Mortgage Notes from the holders thereof at a price equal to 101% of the principal amount thereof (the 'Debt Tender Offer'). The Mortgage Notes also may be redeemed, at the Company's option, commencing on December 15, 1998, at specified premiums. As described below, it is expected that any Mortgage Notes remaining outstanding following the Debt Tender Offer will need to be refinanced in any event in order to refinance the Term Loan Facility and/or pursue the BarTech Transaction.

     Pursuant to the Bank Commitment Letter, Chase and DLJ Bridge Finance have committed to provide the Company with 65% and 35%, respectively, of a bridge loan facility in an aggregate principal amount of up to $202 million (the 'New Bridge Facility') to provide financing for the purchase of any Mortgage Notes validly tendered pursuant to the Debt Tender Offer, subject to conditions substantially similar to those set forth in Section 9 with respect to the Term Loan Facility. Pursuant to the terms of the Bank Commitment Letter, the Parent is required to use commercially reasonable efforts to secure the availability of at least $20 million under the Existing Credit Agreement to finance the Debt Tender Offer. It is anticipated that, if such availability is obtained, the Company will use funds available under the Existing Credit Agreement (or, if a replacement facility is obtained, under such replacement facility) to purchase Mortgage Notes tendered in the Debt Tender Offer if no more than $20 million of Mortgage Notes are tendered, and otherwise will use the New Bridge Facility to purchase all Mortgage Notes tendered in the Debt Tender Offer. Chase, DLJ Bridge Finance and any additional lenders to which all or a portion of the New Bridge Facility may be syndicated or otherwise assigned are referred to herein as the 'Bridge Lenders.' The Company also may use proceeds of the issuance of its New High-Yield Securities (as defined herein) to finance the Debt Tender Offer, as discussed below.

     BarTech Transaction. The Parent anticipates that, following consummation of the Merger, the Company and BarTech, a Delaware corporation controlled by Blackstone and Veritas, will engage in a business combination transaction (the 'BarTech Transaction' and, the resulting combined entity, 'NuBar'). BarTech produces and markets hot rolled engineered and cold finished steel bar products direct to the automotive, machinery, industrial equipment and tool industries, and to cold finished bar producers, independent forgers and steel service centers.

     In connection with their investments in BarTech, Blackstone and Veritas are parties to an Amended and Restated Stockholders Agreement with BarTech providing for, among other things, customary restrictions on the transfer of stock, customary 'tag-along' and 'drag-along' rights giving each investor the right to participate in, and require participation in, certain sales of BarTech stock, customary registration rights and certain corporate governance matters (the 'BarTech Stockholders' Agreement').

     It is anticipated that Donaldson, Lufkin & Jenrette Securities Corporation ('DLJ Securities') will act as a financial advisor to Blackstone and/or the Company, and that Blackstone will act as a financial advisor to the Company and/or BarTech, in connection with the BarTech Transaction and that each will receive customary fees in connection therewith.

     Settlement Agreement, Master Collective Bargaining Agreement and CBA Ratification Condition. The Company currently is party to a collective bargaining agreement with the USWA which governs employment matters relating to the Company's hourly workers at all of the Company's operating facilities and expires on November 1, 1999. BarTech also currently is party to a collective bargaining agreement with the USWA which governs employment matters relating to BarTech's hourly workers at certain of BarTech's operating facilities, and two of BarTech's subsidiaries also currently are parties to separate collective bargaining agreements with the USWA governing employment matters relating to such subsidiaries' hourly workers at certain of such subsidiaries' operating facilities.

     In connection with the transactions described herein, the Parent and BarTech expect to enter into a Settlement Agreement (the 'Settlement Agreement') with the USWA promptly following commencement of the Offer which includes as an exhibit a single Master Collective Bargaining Agreement which would cover all USWA-represented facilities of the Company and BarTech, would replace each of the current collective bargaining agreements described above and would expire on October 31, 2003 (the 'Master Collective Bargaining Agreement'). The Master Collective Bargaining Agreement would 'harmonize' wages and benefits (except at one of BarTech's Canadian subsidiaries) over the term of the agreement and would provide for workforce flexibility, union 'partnership' provisions including management neutrality, employment security for covered employees, a significantly reduced number of uniform job classifications, the appointment of a director of the Company agreed to by the Parent and the USWA and certain capital expenditures with respect to existing and new facilities of the Company. In addition, the Settlement Agreement will provide for the Company's facilities and certain of BarTech's facilities a voluntary 'Early Retirement Buyout' and 'Voluntary Severance Plan' which have been agreed to for the purpose of permanently reducing the hourly workforce at such facilities by a net reduction of approximately 1,400 hourly employees.

     Promptly following commencement of the Offer, it is expected that the USWA will seek ratification of the Settlement Agreement (including the Master Collective Bargaining Agreement) from the members of the USWA employed at the Company and BarTech (the 'Members'). The affirmative vote of at least a majority of the Members voting thereon will be required for ratification, and such ratification is a condition to the Offer. If ratified, the Settlement Agreement and Master Collective Bargaining Agreement would become effective, with respect to the Company, upon consummation of the Offer, and with respect to BarTech, upon the earlier of consummation of the BarTech Transaction or five months after consummation of the Merger.

     Pursuant to the Master Collective Bargaining Agreement, the employees covered by such agreement are expected to be offered the opportunity to purchase up to $15 million worth of common stock of NuBar no later than six months after consummation of the BarTech Transaction (if consummated) at a price per share equal to the effective price per share paid by the Investors for shares they acquire in the BarTech Transaction. Pursuant to the Master Collective Bargaining Agreement, such shares of common stock of NuBar would be subject to customary restrictions on transfer and receive customary registration rights in connection with such sale.

     Refinancing of Term Loan Facility, New Bridge Facility, Remaining Mortgage Notes and BarTech Indebtedness. Following consummation of the Offer, it is anticipated that the Company will engage in a public offering or private placement of up to approximately $334.5 million aggregate principal amount of debt securities to refinance any remaining Mortgage Notes and indebtedness incurred in connection with the Offer and the Merger, to facilitate the BarTech Transaction and to provide funds for the purpose of making capital expenditures.

     Pursuant to the Bank Commitment Letter, the Parent is required, as soon as practicable following consummation of the Offer, to engage one or more investment banks to publicly sell or privately place not less than $334.5 million aggregate principal amount of debt securities of the Company acceptable to the Bridge Lenders (the 'New High-Yield Securities'), the proceeds of which will be used, if such sale or placement is completed prior to consummation of the Debt Tender Offer, to provide funds (i) first, to finance the Debt Tender Offer and to refinance any outstanding amounts under the Term Loan Facility (with amounts utilized to finance the Debt Tender Offer also reducing the unutilized commitments under the New Bridge Facility), (ii) second, to refinance the Mortgage Notes (in an amount equal to the aggregate principal amount of such Notes not tendered in connection with the Debt Tender Offer) and (iii) third, for capital expenditures and other general corporate purposes of the Company. If such sale or placement is completed after the making of loans under the New Bridge Facility to finance the Debt Tender Offer, then the proceeds of such sale or placement will be used (i) first, to refinance loans under the New Bridge Facility and, if applicable, to refinance any outstanding amounts under the Term Loan Facility (and thereby reduce the unutilized commitments under the New Bridge Facility), (ii) second, to refinance the Mortgage Notes (in an amount equal to the aggregate principal amount of such Notes not tendered in connection with the Debt Tender Offer) and
(iii) third, for capital expenditures and other general corporate purposes of the Company. Chase Securities and DLJ Securities have been retained by the Parent as underwriters in connection with such sale of New High-Yield Securities and will receive customary fees in connection therewith.

     Pursuant to the Bank Commitment Letter, the Parent also is required, at any time that there are loans outstanding under the New Bridge Facility in excess of $35 million, upon notice from the Bridge Lenders to cause the Company to issue New High-Yield Securities (secured if required by the Bridge Lenders) for gross proceeds sufficient to refinance all of the outstanding loans under the Bridge Facility and the Mortgage Notes on terms specified by the Bridge Lenders (but subject to certain restrictions set forth in the Bank Commitment Letter). Pursuant to the Bank Commitment Letter, the Parent also is required, upon the request of Chase Securities and DLJ Securities at any time there are loans outstanding under the New Bridge Facility in excess of $35 million, to promptly
(a) cause to be redeemed on the next redemption date permitted under the Existing Indenture all of the outstanding Mortgage Notes, or (b) if the Mortgage Notes cannot then be redeemed under the terms of the Existing Indenture, to commence a tender offer for all of the outstanding Mortgage Notes, subject to receiving financing therefor.

     In connection with the BarTech Transaction, it is anticipated that certain existing indebtedness of BarTech will be refinanced from the proceeds of new indebtedness incurred by NuBar (pursuant to new bank facilities and/or publicly offered debt securities of NuBar or one or more of its subsidiaries), and that the proceeds of such new NuBar indebtedness also may be used to refinance some or all of the following indebtedness of the Parent and/or the Company (depending upon the timing of consummation of the BarTech Transaction and the availability of such financing): (i) the Term Loan Facility, (ii) the Existing Credit Agreement (or any replacement facility) and/or (iii) the New Bridge Facility. To the extent any such NuBar indebtedness otherwise would be incurred prior to or simultaneously with the incurrence of indebtedness by the Company pursuant to the Existing Credit Facility and/or the New Bridge Facility in connection with the Debt Tender Offer or pursuant to the issuance of New High-Yield Securities, it is anticipated that such indebtedness incurred by NuBar may replace or be incurred in lieu of some or all of the foregoing indebtedness otherwise expected to be incurred by the Company (subject to the approval of the Lenders and/or the Bridge Lenders to the extent required under any of the foregoing facilities).

     The foregoing plans for the Company constitute forward-looking statements which are based on estimates and assumptions, which, although believed to be reasonable, are inherently uncertain. No assurance can be given that any of the matters discussed under 'Plans for the Company' will occur or will occur in the manner set forth under such heading.

     Except as described in this Offer to Purchase, neither the Parent nor the Purchaser has any present plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the capitalization or dividend policy of the Company or any other material change in the Company's corporate structure or business or the composition of its Board of Directors or management.

     13. DIVIDENDS AND DISTRIBUTIONS. If the Company should, on or after the date of the Merger Agreement (except as contemplated thereby), split, combine or otherwise change the Shares or its capitalization, or disclose that it has taken any such action, then without prejudice to the Purchaser's rights under Section 15, the Purchaser may make such adjustments to the purchase price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change.

     If on or after the date of the Merger Agreement (except as contemplated thereby), the Company should declare or pay any cash or stock dividend or other distribution on, or issue any right with respect to, the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or the nominee or transferee of the Purchaser on the Company's stock transfer records of such Shares that are purchased pursuant to the Offer, then without prejudice to the Purchaser's rights under Section 15,
(i) the purchase price payable per Share by the Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution (including additional Shares) or right received and held by a tendering stockholder shall be required to be promptly remitted and transferred by the tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, the Purchaser will, subject to applicable law, be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

     14. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, NASDAQ STOCK MARKET LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market, which require, among other things, that an issuer have at least 200,000 publicly held shares, held by at least 300 shareholders, with a market value of at least $1 million and have net tangible assets of at least $1 million, $2 million or $4 million, depending on profitability levels during the issuer's four most recent fiscal years. If these and certain other standards are not met, the Shares might nevertheless continue to be included in the NASD's Nasdaq Stock Market with quotations published in the Nasdaq 'additional list' or in one of the 'local lists', but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 200,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be 'qualified' for Nasdaq Stock Market reporting and the Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the 1997 Annual Report, as of September 15, 1997 there were 354 holders of record of Shares.

     If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market and the Shares are no longer included in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, as the case may be, the market for Shares could be adversely affected.

     In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining, at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to 'going private' transactions, no longer applicable to the Shares. Furthermore, 'affiliates' of the Company and persons holding 'restricted securities' of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act of 1933.

     15. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered pursuant to the Offer, and, subject to the provisions of the Merger Agreement, may amend or terminate the Offer as to any Shares whether or not theretofore purchased or paid for if (i) there have not been validly tendered and not properly withdrawn prior to the time of the Offer will otherwise expire a number of Shares which constitutes a majority of the voting power (determined on a fully-diluted basis) on the date of purchase of all the securities of the Company entitled to vote generally in the election of directors or in a merger (without giving effect to any voting rights of the Special Preferred Stock), (ii) the ESOP has not validly tendered and not withdrawn prior to the time the Offer will otherwise expire a number of Shares such that immediately following the purchase of Shares pursuant to the Offer the ESOP would hold less than 25% of the Shares then outstanding (or such fewer number of Shares as is necessary to eliminate the voting rights of the Special Preferred Stock and cause such Special Preferred Stock to be immediately redeemable at the Company's option), (iii) any waiting periods under the HSR Act applicable to the purchase of Shares in the Offer and the Merger will not have expired or been terminated prior to the Expiration Date or (iv) at any time on or after the date of the Merger Agreement and before acceptance for payment of, or payment for, such Shares any of the following events have occurred:

          (A) any court, administrative agency or commission or other governmental authority or instrumentality will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, interpretation, judgment, injunction or other order which
     (i) is in effect and which materially restricts, prevents or prohibits consummation of the Offer, the Merger or any transaction contemplated by the Merger Agreement, provided, however, that such effect has not resulted from the Parent or the Purchaser breaching its obligations in the Merger Agreement to cause any such decree, judgment, injunction or other order to be vacated or lifted or to oppose any such action or proceeding, or which
     (ii) notwithstanding that the Parent has complied fully with its obligations in the Merger Agreement, makes materially more costly the making of the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some or all of the Shares or of the Company (including by reason of imposing a material liability on the Company, the Parent or the Purchaser or materially encumbering any of their respective assets), the consummation of the transactions contemplated by the Merger Agreement or materially delays the Merger, or which (iii) notwithstanding that the Parent has complied fully with Section 6.5 of the Merger Agreement, materially limits the ownership or operation by the Company, any of its subsidiaries, the Parent or any of its affiliates of all or any material portion of the business or assets of the Company or any of its subsidiaries, or compels the Parent or any of its affiliates to sell, dispose of or hold separate (through the establishment of a trust or otherwise) all or any material portion of the business or assets of the Company, its subsidiaries or any other such person, as a result of the transactions contemplated by the Merger Agreement, or which (iv) notwithstanding that the Parent has complied fully with Section 6.5 of the Merger Agreement, imposes or confirms limitations on the ability of the Purchaser, the Parent or any of its affiliates effectively to acquire or hold or to exercise full rights of ownership of the Shares, including without limitation the right to vote any Shares acquired or owned by the Purchaser, the Parent or any of its affiliates on all matters properly presented to the shareholders of the Company, including without limitation the adoption and approval of the Merger Agreement and the Merger or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by the Company; or (v) any court, administrative agency or commission or other governmental authority or instrumentality shall have instituted or threatened in writing to institute any action or proceeding which could reasonably be expected to have or result in any of the foregoing effects;

          (B) the representations and warranties of the Company set forth in the Merger Agreement (without giving effect to any 'Material Adverse Effect', 'materiality' or similar qualifications contained therein) will not be true and correct in all respects, as of the date of consummation of the Offer as though made on and as of such date except (1) for changes specifically permitted by the Merger Agreement, (2) that those representations and warranties which address matters only as of a particular date will remain true and correct as of such date, and (3) for breaches or inaccuracies which, individually or in the aggregate, would not

     (a) have a Material Adverse Effect on the Company or (b) materially adversely affect the ability of the parties to the Merger Agreement to consummate the transaction contemplated thereby;

          (C) the obligations of the Company contained in the Merger Agreement to be performed at or prior to the consummation of the Offer will not have been performed or complied with in all material respects by the Company prior to the consummation of the Offer;

          (D) the Merger Agreement will have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company;

          (E) (i) it shall have been publicly disclosed or the Parent shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
     Act) of more than 20.0% of the outstanding Shares has been acquired by any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person or other entity or group (as defined in
     Section 13(d)(3) of the Exchange Act), other than the Parent or any of its affiliates or the ESOP, or (ii) (A) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to the Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal or any other acquisition of Shares other than the Offer and the Merger or (B) any such corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to an Acquisition Proposal;

          (F) Parent fails to receive funds pursuant to the Investors' Commitment or the Bank Commitment Letter; or

          (G) members of the USWA have not ratified the Settlement Agreement and the Collective Bargaining Agreement submitted for their ratification by the USWA in connection with the transactions contemplated by the Merger Agreement in the manner determined to be appropriate by the USWA for such ratification; or

     A 'Material Adverse Effect' means any events, changes or effects which, individually or in the aggregate, would have a material adverse effect on the business operations, assets, liabilities, properties, results of operations or financial condition of the Company and its subsidiaries, taken as a whole.

     16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Except as set forth below, neither the Purchaser nor the Parent is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is the Parent's present intention to seek such approval or action. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Parent or the Purchaser or that certain parts of the businesses of the Company, the Parent or the Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause the Purchaser to elect (subject to the terms of the Merger Agreement) to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 16.

     State Takeover Laws. A number of states have adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer, the Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Act, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult, and the reasoning in such decision is likely to apply to certain other state takeover statutes. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and in particular those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     The Company is incorporated in Delaware. Section 203 of the DGCL generally prohibits such a Delaware corporation from engaging in certain 'business combinations' (defined to include mergers and consolidations) with an 'interested stockholder' (defined generally as any person that beneficially owns 15% or more of the outstanding voting stock of the corporation) for a period of three years after the date the person became an interested stockholder unless, before such date, the board of directors or the corporation approved either the business combination or the purchase of 15% or more of the corporation's voting stock by the interested stockholder or certain other statutory conditions have been met. On July 23, 1998, the Company's Board of Directors voted unanimously (with one director not present at the meeting) to approve the acquisition of beneficial ownership of Shares contemplated by the Offer, the Merger and the Merger Agreement for purposes of Section 203. Accordingly, Section 203 is inapplicable to, and will not prevent consummation of, the Merger.

     Except as described herein, the Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for, any Shares tendered. See Section 15.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ('FTC'), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the 'Antitrust Division') and the FTC and certain waiting period requirements have been satisfied. Blackstone's purchase of Parent Common Stock pursuant to its Investor Commitment and the purchase of Shares pursuant to the Offer and the Merger (collectively, the 'HSR Covered Transactions') are subject to such requirements and, as a result thereof, the capitalization of the Parent and the acquisition of Shares may not be consummated until expiration of the waiting period under the HSR Act with respect to the HSR Covered Transactions. See Section 2.

     Blackstone has filed with the FTC and the Antitrust Division two Pre-merger Notification and Report Forms in connection with the HSR Covered Transactions. Under the provisions of the HSR Act, Blackstone's purchase of Parent Common Stock pursuant to its Investor Commitment may not be consummated until the expiration of a 30-calendar day waiting period following the filing by Blackstone unless both the Antitrust Division and the FTC terminate such waiting period prior thereto, and the purchase of Shares pursuant to the Offer and the Merger may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Blackstone unless both the Antitrust Division and the FTC terminate such waiting period prior thereto. If, within such 30-calendar day and 15-calendar day waiting periods, either the Antitrust Division or the FTC requests additional information or documentary material from Blackstone the applicable waiting period(s) would be extended for an additional 20 calendar days or 10 calendar days, respectively, following substantial compliance by Blackstone with such request. Thereafter, the waiting periods could be extended only by court order. If the HSR Covered Transactions are delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may (and, to the extent required by the Merger Agreement, shall), be extended, and in any event the purchase of and payment for Shares will be deferred until either 20 or 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division or a court order is obtained by the FTC or the Antitrust Division prohibiting the HSR Covered Transactions. See Section 2. Only one extension of such waiting periods pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See
Section 4.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase by the Purchaser of Shares pursuant to the Offer, either of the FTC and the Antitrust could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of the Parent, its subsidiaries or the Company. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

     Based upon an examination of publicly available information relating to the businesses in which the Company and its subsidiaries are engaged, the Purchaser believes that the acquisition of Shares pursuant to the Offer would not violate the antitrust laws. There can be no assurance, however, that a challenge to the Offer on antitrust grounds will not be made or, if such challenge is made, what the outcome will be. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

     Margin Credit Regulations Reserve Board. Federal Regulations T, U and X (the 'Margin Credit Regulations') restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly thereby. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the margin stock. Under the Margin Credit Regulations, the Shares are presently margin stock and the maximum loan value thereof is generally 50% of their current market value. The definition of 'indirectly secured' contained in the Margin Credit Regulations provides that the term does not include an arrangement with a customer if the lender in good faith has not relied upon margin stock as collateral in extending or maintaining the particular credit.

     17. FEES AND EXPENSES. DLJ Securities and Chase Securities are acting as the Dealer Managers in connection with the Offer. As compensation for its services as Dealer Manager, DLJ Securities will receive a fee of $200,000. As compensation for its services as Dealer Manager, Chase Securities will receive a fee of $100,000. The Purchaser will also reimburse the Dealer Managers for reasonable out-of-pocket expenses,including reasonable attorney's fees and have also agreed to indemnify the Dealer Managers against certain liabilities and expenses in connection with the Offer, including certain liabilities under the Federal securities laws. For a discussion of certain fees and expenses payable to the Lenders under the Term Loan Facility, see Section 9.

     The Purchaser has retained Mackenzie Partners, Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Purchaser and the Parent have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the Federal securities laws.

     The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Dealer Managers, the Information Agent and the Depositary). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

     18. MISCELLANEOUS. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchase will make a good faith effort to comply with any such state statute. If after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Managers or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     The Purchaser and the Parent have filed with the Commission a Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission (except that they will not be available at the regional offices of the Commission) in the manner set forth in Section 8 of this Offer to Purchase.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR THE PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                                     RES ACQUISITION CORPORATION

JULY 30, 1998

                                                                      SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT, THE PURCHASER, BLACKSTONE CAYMAN
      AND THE VERITAS COINVESTOR AND MEMBERS OF BMA AND VERITAS CAP L.L.C.

     1. DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT AND THE PURCHASER. The name, present principal occupation or employment and five-year employment history of each director and executive officer of the Parent and the Purchaser are set forth below. All persons listed below are citizens of the United States. The business address of each of the Parent and the Purchaser is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154.

                                                              PRESENT PRINCIPAL OCCUPATION
                                                              OR EMPLOYMENT AND FIVE-YEAR
                NAME                                               EMPLOYMENT HISTORY
-------------------------------------  --------------------------------------------------------------------------

David Stockman                         President of the Parent and the Purchaser. Senior Managing Director of
                                       Blackstone.

Anthony Grillo                         Vice President, Treasurer and Assistant Secretary of the Parent and the
                                       Purchaser. Senior Managing Director of Blackstone.

David Blitzer                          Vice President, Secretary and Assistant Treasurer of the Parent and the
                                       Purchaser. Vice President of Blackstone.

     2. MEMBERS OF BMA. The name, present principal occupation or employment and five-year employment history of each member of BMA is set forth below. All persons listed below are citizens of the United States. The business address of all of the persons set forth below is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154.

                                                              PRESENT PRINCIPAL OCCUPATION
                                                              OR EMPLOYMENT AND FIVE-YEAR
                NAME                                               EMPLOYMENT HISTORY
-------------------------------------  --------------------------------------------------------------------------

Peter G. Peterson                      Chairman of Blackstone.

Stephen A. Schwarzman                  President and Chief Executive Officer of Blackstone.

James J. Mossman                       Senior Managing Director of Blackstone.

David A. Stockman                      Senior Managing Director of Blackstone.

Howard A. Lipson                       Senior Managing Director of Blackstone.

Mark T. Gallogly                       Senior Managing Director of Blackstone.

Michael B. Hoffman                     Senior Managing Director and the Co-Head of the Merger and Acquisition
                                       Advisory business of Blackstone.

Anthony Grillo                         Senior Managing Director of Blackstone.

J. Tomilson Hill                       Senior Managing Director and Co-Head of the Merger and Acquisition
                                       Advisory business of Blackstone.

Glenn H. Hutchins                      Senior Managing Director in the principal investment group of Blackstone since 1994. Prior to 1994, Mr. Hutchins was a Managing Director at the
                                       Thomas H. Lee Company.

Thomas J. Saylak                       Senior Managing Director of Blackstone.

John Z. Kukral                         Senior Managing Director of Blackstone.

Kenneth C. Whitney                     Senior Managing Director of Blackstone.

Michael Puglisi                        Senior Managing Director of Blackstone.

                                                              PRESENT PRINCIPAL OCCUPATION
                                                              OR EMPLOYMENT AND FIVE-YEAR
                NAME                                               EMPLOYMENT HISTORY
-------------------------------------  --------------------------------------------------------------------------
Arthur Newman                          Senior Managing Director of Blackstone.
Timothy R. Coleman                     Senior Managing Director of Blackstone.

     3. DIRECTORS AND EXECUTIVE OFFICERS OF BLACKSTONE CAYMAN. The name, present principal occupation or employment and five-year employment history of directors and executive officers of Blackstone Cayman are set forth below. Mr. Daly is a citizen of Ireland, Ms. Perinchief is a citizen of the United Kingdom and Mr. Puglisi is a citizen of the United States. The mailing address of each of the persons listed below in such capacities is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154.

                                                              PRESENT PRINCIPAL OCCUPATION
                                                              OR EMPLOYMENT AND FIVE-YEAR
                NAME                                               EMPLOYMENT HISTORY
-------------------------------------  --------------------------------------------------------------------------

Ronan Daly                             Director of Blackstone Cayman. Since December 1996, Mr. Daly has been
                                       Legal Counsel to Hemisphere Management Limited. Between December 1996 and
                                       January 1997 Mr. Daly was Legal Counsel to The Bank of Bermuda Limited.
                                       Before such time, Mr. Daly was a solicitor at Berwin Leighton.

Michael Puglisi                        Director of Blackstone Cayman. Mr. Puglisi is a Senior Managing Director
                                       and the Chief Financial Officer and the Chief Administrative Officer of
                                       Blackstone.

Christine Perinchief                   Secretary of Blackstone Cayman. Since January 1997, Ms. Perinchief has
                                       been a Corporate Manager at Hemisphere Management Limited. Before such time, Ms. Perinchief was the Administration Manager/Personnel Officer at
                                       BMT Defence Services Limited.

     4. MEMBERS OF VERITAS CAP L.L.C. The name, present principal occupation or employment and five-year employment history of each member of Veritas Cap L.L.C. are set forth below. All persons listed below are citizens of the United States. The business address of Veritas Cap L.L.C. is 660 Madison Avenue, New York, New York 10021.

                                                              PRESENT PRINCIPAL OCCUPATION
                                                              OR EMPLOYMENT AND FIVE-YEAR
                NAME                                               EMPLOYMENT HISTORY
-------------------------------------  --------------------------------------------------------------------------

Robert B. McKeon                       Member, Veritas Capital Management, L.L.C., 1997 to present. President,
                                       Veritas Capital, Inc., 1992 to 1997.

Thomas J. Campbell                     Member, Veritas Capital Management, L.L.C., 1997 to present. Partner,
                                       Veritas Capital, Inc., 1993 to 1997.

     5. DIRECTORS AND EXECUTIVE OFFICERS OF THE VERITAS COINVESTOR. The name, present principal occupation or employment and five-year employment history of each director and executive officer of the Veritas Coinvestor are set forth below. All persons listed below are citizens of the United States. The business address of the Veritas Coinvestor is c/o Wilmington Investments, Inc., 824 Market Street, Suite 900, Wilmington, Delaware 19801.

                                                              PRESENT PRINCIPAL OCCUPATION
                                                              OR EMPLOYMENT AND FIVE-YEAR
                NAME                                               EMPLOYMENT HISTORY
-------------------------------------  --------------------------------------------------------------------------

Joan E. Bachner                        Assistant Treasurer of Veritas Coinvestor. Ms. Bachner is also the
                                       Assistant Treasurer of Wilmington Investments, Inc.

H. Vaughan Blaxter III                 President and Secretary of Veritas Coinvestor. Mr. Blaxter is also the
                                       Vice President, Secretary & General Counsel of The Hillman Company.

                                                              PRESENT PRINCIPAL OCCUPATION
                                                              OR EMPLOYMENT AND FIVE-YEAR
                NAME                                               EMPLOYMENT HISTORY
-------------------------------------  --------------------------------------------------------------------------
Charles H. Bracken, Jr.                Treasurer of Veritas Coinvestor. Mr. Bracken is also the Treasurer of The
                                       Hillman Company.

Darlene Clarke                         Director of Veritas Coinvestor. Currently retired. Before January 1998,
                                       Ms. Clarke was a Vice President with Wilmington Investments, Inc.

Lario M. Marini                        Director of Veritas Coinvestor. Currently retired. Mr. Marini formerly was with Wilmington Investments, Inc.

Andrew H. McQuarrie                    Director of Veritas Coinvestor. Vice President, Treasurer and Chief
                                       Financial Officer of Wilmington Investments, Inc since November 1997.
                                       Before November 1997, Mr. McQuarrie was an Operations Analyst/Manager of
                                       Production Planning with Tektronix Corporation since February 1996. Before
                                       February 1996, Mr. McQuarrie was a Senior Financial Analyst at the Intel
                                       Corporation since October 1995. Prior to such time, Mr. McQuarrie was a
                                       Financial Analyst at the Hillman Company.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                        CHASEMELLON SHAREHOLDER SERVICES

              By Mail:                              By Hand:                   By Overnight Courier Delivery:
     Reorganization Department             Reorganization Department             Reorganization Department
           P.O. Box 3301                          120 Broadway                       85 Challenger Road
 South Hackensack, New Jersey 07606                13th Floor                         Mail Stop-Reorg
                                            New York, New York 10271         Ridgefield Park, New Jersey 07660

                           By Facsimile Transmission:
                (201) 296-4293 (for eligible institutions only)
                             Confirm by Telephone:
                                 (201) 296-4860

     Any questions and requests for assistance may be directed to the Information Agent or either of the Dealer Managers at their respective telephone numbers and addresses listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                                    [LOGO]
                                156 Fifth Avenue
                            New York, New York 10010

                         (212) 929-5500 (Call Collect)
                         CALL TOLL-FREE (800) 322-2885

                     The Dealer Managers for the Offer are:

              DONALDSON, LUFKIN & JENRETTE                                 CHASE SECURITIES INC.
                    277 Park Avenue                                           270 Park Avenue
                New York, New York 10172                                  New York, New York 10017
               (877) 893-0576 (Toll-Free)                                      (212) 270-1100
                     (212) 892-8017